Exhibit 10.32

[EXECUTION COPY]

STOCK PURCHASE AGREEMENT

by and among

THE READER’S DIGEST ASSOCIATION, INC.

TI CIRCULATION HOLDINGS LLC

and

1417557 ALBERTA ULC

Dated as of August 7, 2008

(continued)

(continued)

(continued)

(continued)

Page

SECTION 11.09. No Third Party Beneficiaries	85
SECTION 11.10. Governing Law	85
SECTION 11.11. Waiver of Jury Trial	85
SECTION 11.12. Counterparts	86
SECTION 11.13. Guarantee of Time	86

SCHEDULES
EXHIBITS

v

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 7, 2008, among The Reader’s Digest Association, Inc., a Delaware corporation (the “Seller”), TI Circulation Holdings LLC, a Delaware limited liability company (the “US Purchaser”), and 1417557 Alberta ULC, an Alberta unlimited liability corporation (the “CA Purchaser” and, together with the US Purchaser, the “Purchasers”, and each individually, a “Purchaser”).

WHEREAS, the Seller owns (directly or indirectly) all of the issued and outstanding shares of capital stock (the “Shares”) of QSP, Inc., a Delaware corporation (“QSP”), and Quality Service Programs Inc., a Canadian corporation (“QSP Canada” and, together with QSP, the “Companies”, and each individually, a “Company”);

WHEREAS, the Companies and the Company Subsidiaries (as defined below) are engaged in the Business (as defined below);

WHEREAS, the Seller wishes to sell to the Purchasers, and the Purchasers wish to purchase from the Seller, the Shares, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the transactions contemplated hereby, certain assets and employees will be transferred to the Companies and from the Companies prior to the Closing Date, as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchasers hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, alternative dispute resolution mechanism, complaint, proceeding or investigation by or before or subject to any Governmental Authority or arbitration or dispute resolution body.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Transition Services Agreement and the Trademark License Agreement.

“Assets” means the assets, rights and properties (including Intellectual Property) of the Companies and the Company Subsidiaries owned after the Pre-Closing Transfers have been completed.

“Business” means the businesses in which the Companies and the Company Subsidiaries are engaged (after giving effect to the Pre-Closing Transfers), including the marketing (including on a subscription basis and through a variety of media, including internet websites) of magazines, periodicals, music, books, food, gifts and other products through fundraising campaigns conducted through, to or on behalf of, schools and youth groups, fundraising, charitable or not-for-profit institutions or organizations or otherwise for fundraising purposes through the periods covered by the Financial Statements and through the Closing Date; provided, however, that in no event shall the Business include any of the business, operations or activities of the Reiman Media Group entities, whether before or after giving effect to the Pre-Closing Transfers.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Canadian QSP Companies” means QSP Canada and any other Company Subsidiary resident in Canada for purposes of the Income Tax Act (Canada).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Subsidiary” means each subsidiary of either Company, including the Persons listed in Section 3.04 of the Disclosure Schedule, but excluding Persons to be transferred from the Companies in the Pre-Closing Transfers.

“Competitive Business” means the marketing, selling or distributing (including on a subscription basis) of magazines, periodicals, music, books, food, gifts or other products (“Products”) through fundraising campaigns, in all current and future media and distribution channels (including on the internet and other electronic, online or wireless devices) conducted through, to or on behalf of, schools and youth groups or fundraising, charitable or not-for-profit institutions or organizations; provided, however, that in no event shall a Competitive Business include:

(a)  any business substantially similar to the businesses in which the Seller is currently engaged (other than the Business), including the following:

 (i) the business of marketing, selling and distributing Products through display marketing, shows, fairs and similar methods of direct-to-consumer distribution, provided that the fundraising aspect of such business is incidental to (and not a material part of) any such business (e.g., the current business of Books Are Fun, Inc.);

(ii) the business of marketing, selling and distributing to or through schools supplemental educational materials (including magazines published by the Seller or its subsidiaries) utilizing incentive-based benefits (e.g., the “Word Power Challenge”, “Weekly Reader”, “Reader’s Digest @ School” and “Partners In English” programs);

(iii) the direct-to-customer marketing and selling of Products otherwise sold by the Seller and its subsidiaries, in connection with which the Seller or its subsidiaries donate a portion of the sales revenue generated thereby to a charitable or not-for-profit institution or organization or to a charitable cause (e.g., the cause-based marketing programs with St. Jude’s Hospital and Red Cross);

 (iv) any customer promotion programs that include compensation, whether by donation or otherwise, to charitable or not-for-profit institutions or organizations in connection with the marketing or sale of Products otherwise sold by the Seller and its subsidiaries directly to customers and potential customers of the Seller and its subsidiaries (e.g., list rental programs with charities or not-for-profits); and

  (v) the marketing, selling or distribution of magazine and periodical subscriptions as donations or gifts or for other similar purposes (e.g., the Seller’s “Heroes and Soldiers” programs);

(b)  any business engaged in by any unrelated third party that acquires (directly or indirectly) all or substantially all of the stock, business, assets or properties of the Seller;

(c)  subject to the terms and provisions of Section 5.10, the business of any Person or any business acquired by the Seller or its Affiliates after the Closing Date, if (x) such Person or business is engaged in a business that would be a Competitive Business but for this clause (c) at the time of its acquisition by the Seller or its Affiliates, (y) such business is incidental to (and not a significant part of) such Person’s or business’ assets, businesses and operations (taken as a whole) and (z) such business is carried on substantially as conducted at the time of its acquisition; or

(d)  the marketing, selling and distributing by the Seller or any of its subsidiaries of any products or services of the Seller or its subsidiaries to or through any third party engaged in a Competitive Business;

(it being agreed that the examples provided for in this definition are for illustrative purposes, and shall not be deemed to be an exhaustive list of the activities which are or may be engaged in by the Seller or its subsidiaries).  Notwithstanding the foregoing, the Seller and its subsidiaries shall not be permitted to engage in any business which is substantially similar in all material respects to the Business by taking an action designed to technically fall within one of the foregoing exceptions but which is not otherwise within the spirit thereof.

“Contract” means any legally binding contract, note, bond, mortgage, hypothec, indenture, deed of trust, lease or rental agreement, sublease, instrument or other agreement or commitment, written or otherwise.

“control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, by contract or otherwise.

“Dell PC Leases” means (a) the Master Lease Agreement, dated as of June 6, 2006, between Dell Financial Services L.P. and QSP, as amended, and (b) the Master Lease Agreement Affiliate Addendum, dated October 15, 2002, between Dell Financial Services Canada Limited and The Reader’s Digest Association (Canada) Ltd./Selection du Reader’s Digest (Canada) Ltee, as amended March 11, 2008, in each case together with all exhibits and attachments thereto, pursuant to which the Companies and the Company Subsidiaries lease certain personal computers.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchasers in connection with this Agreement.  The disclosures on the Disclosure Schedule shall be disclosed for purposes only of the sections or subsections of this Agreement to which they expressly relate, to any other sections or subsections to which they are expressly cross-referred, and to any other section or subsection so long as the relevance of such disclosures to such other section or subsection is readily apparent on their face.

“EFR” means eFundraising.com Corporation Incorporated.

“Encumbrance” means any options, pledges, mortgages, hypothecs (legal or contractual), security interests, liens, charges, conditional sale agreements or other title retention agreements, leases, restrictions on voting or transfer, rights of first refusal, tenancies or other limitations on rights of use, encroachments, occupancies, rights of way, easements or other encumbrances of any nature whatsoever, other than any licenses of Intellectual Property.

“Environmental Law” means any Law relating to pollution, regulation or protection of the environment, or human health or safety as affected by environmental conditions or events.

“Environmental Report” means any report, study, assessment, audit or other similar document that addresses any issue of actual or potential noncompliance with, or actual or potential liability under or cost arising out of, any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” means a statement prepared by the Seller setting forth:  (a) in reasonable detail, the Seller’s good faith estimate of the calculation of the Net Working Capital as of the Closing Date substantially in the form of Section 1.01(a) of the Disclosure Schedule based on data available as of the date of preparation, and (b) based upon the amount of Net Working Capital so determined, the Estimated Purchase Price.

“Estimated Purchase Price” means the result of (a) $110,000,000, minus (b) the amount (if any) by which the Minimum Amount exceeds the Net Working Capital set forth in the Estimated Closing Statement.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any foreign, federal, national, state, provincial, municipal, local or other government, governmental, regulatory or administrative authority, agency, bureau, board, department, ministry or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order (including administrative orders), writ, judgment, injunction, decree, stipulation, settlement or award entered or issued by any Governmental Authority or settlement of any Action outside of a Governmental Authority and, with respect to Canadian privacy law matters, any finding or recommendation from a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 and the Purchasers pursuant to Section 9.03, as the case may be.

“Independent Accounting Firm” means (a) PricewaterhouseCoopers or (b) an independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for the Seller or the Purchasers or any of their respective Affiliates) mutually acceptable to the Seller and the Purchasers.

“Intellectual Property” means all United States, Canadian and foreign intellectual property, including: (a) patents, inventions, technology, processes, know-how and improvements thereto, (b) trademarks, service marks, trade names, corporate names, brand names, logos, trade dress, domain names and other source indicators, together with the goodwill of the business appurtenant thereto, (c) copyrights and copyrightable works, including Software and Systems (and the contents thereof), photographs, graphics, artwork, textual works and promotional and advertising materials in any media, (d) trade secrets and confidential and proprietary information, including data and lists of current and potential customers, website visitors and subscribers, (e) privacy and publicity rights, moral rights and similar rights of authorship, (f) industrial designs and (g) all registrations, applications and reservations relating to the foregoing.

“Investment Canada Act” means the Investment Canada Act (Canada) and the rules, regulations and policies promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means (i) in the case of the Seller, the actual knowledge of the individuals listed on Schedule 1.01(b), or such knowledge as a reasonably prudent person with duties (with respect to the Seller or the Companies (as applicable)) similar to the duties of such individual would be likely to have, and (ii) in the case of each Purchaser, the actual knowledge of the individuals listed on Schedule 1.01(c), or such knowledge as a reasonably prudent person with duties (with respect to such Purchaser) similar to the duties of such individual would be likely to have.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, order or similar mandate of, or binding agreement with, any Governmental Authority.

“Leased Real Property” means the land, buildings, structures, fixtures and other improvements leased, or otherwise occupied, by either Company or any of the Company Subsidiaries.

“Liability” means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Loss” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, payments, claims, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and Governmental Orders, and the reasonable costs and expenses of non-Affiliate attorneys, accountants, consultants and other professionals incurred in connection therewith); it being agreed that any costs and expenses so incurred by an Indemnifying Party in connection with the defense or prosecution of any Third Party Claim shall be included in determining the aggregate amount of “Losses” for which the Indemnifying Party or Indemnified Party is responsible pursuant to Section 9.04.

“Material Adverse Effect” means any fact, event, change, development, circumstance or effect (in each case, other than an Excluded Matter) that (a) is materially adverse to the results of operations or the condition (financial or otherwise), assets or liabilities of the Companies and the Company Subsidiaries (after giving effect to the Pre-Closing Transfers), taken as a whole, or (b) would materially impair the ability of the Seller to perform its obligations hereunder, including the consummation of the transactions contemplated hereby; provided that any changes, events or developments that are fully and completely cured (including, for avoidance of doubt, the cure of all adverse effects thereof) prior to the Closing Date shall not be considered to be and shall not be considered in determining whether or not a Material Adverse Effect has occurred; provided further, that any changes or effects resulting from or related to such cure may be considered in determining whether or not there has occurred a Material Adverse Effect.  As used herein, “Excluded Matter” shall mean (i) any change, event or development occurring after the date hereof in (A) general economic conditions or the capital markets generally or (B) the fundraising or magazine publication, circulation or distribution industries, in each case, that do not disproportionately affect the Companies and the Company Subsidiaries (taken as a whole), (ii) any seasonal fluctuation in the results of the Business consistent with historical experience, in and of itself (but not the secondary effects of any such fluctuation), or (iii) any adverse change, effect, event, occurrence, state of facts or development arising from any change in accounting requirements or principles or any change in Law that does not disproportionately affect the Companies and the Company Subsidiaries (taken as a whole).

“Materials of Environmental Concern” means any gasoline or petroleum or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos,

pollutants, contaminants, gas, odor, radon or other radioactivity and any other substance or waste that is regulated pursuant to or could reasonably be expected to give rise to liability or obligations under any Environmental Law.

“Minimum Amount” means $16,500,000.

“Net Working Capital” means, for the Companies and the Company Subsidiaries as of a particular date of determination, (A) the sum of all current assets (excluding cash, income, franchise or similar Tax receivables and deferred Tax assets); less (B) the sum of all current liabilities (including liabilities accrued pursuant to Section 6.03(b), but excluding liabilities accrued in respect of penalties due under Section 2.6 of the WFC Agreement, deferred Tax liabilities and accrued income, franchise or similar Taxes), determined on a combined basis (with respect only to the Companies and the Company Subsidiaries) in accordance with GAAP, applied on a basis consistent with past practices used in preparing the Financial Statements.  A sample calculation of Net Working Capital calculated as of June 30, 2008 is attached hereto as Section 1.01(a) of the Disclosure Schedule for illustrative purposes.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or that may be paid without interest or penalties) or that are being contested in good faith and for which adequate reserves have been posted or otherwise reflected in the Financial Statements, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of, or payment or performance is not due from, the Companies or the Company Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) pledges of the shares and assets of each of the Companies and the Company Subsidiaries pursuant to that certain Credit Agreement, dated as of  March 2, 2007, among, inter alia, the Seller and JPMorgan Chase Bank, N.A., and that certain Guarantee and Collateral Agreement, dated as of March 2, 2007, among, inter alia, the Seller and JPMorgan Chase Bank, N.A., which pledges shall be released upon the Closing (to be evidenced by one or more UCC Financing Statements on Form UCC-3 (or equivalent) to be filed promptly after the Closing) and (e) all other Encumbrances that do not, individually or in the aggregate, materially impair the ownership, occupancy or use of the property to which they relate for the purpose for which it is currently owned, occupied or used in connection with the Business.

“Person” means any individual, partnership, sole proprietorship, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchasers at least two Business Days prior to the Closing.

“QSP Canada Shares” means the issued and outstanding shares in the capital of QSP Canada as of the Closing Date.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

“Retained Litigation” means litigation pending on the date hereof and set forth in Section 1.01(d) of the Disclosure Schedule.

“Seller Marks” means the “Reader’s Digest” name and trademark and Pegasus logo.

“Software” means system, integration, translation, development, test and application software, application server, applications, source code, databases, database software, documentation and similar items.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Systems” means servers, systems, websites, circuits, networks and other computer and telecom assets and equipment.

“Taxes” shall mean all federal, provincial, state, local or foreign taxes, charges, fees, levies or other assessments (including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other similar tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, Canada, or any state, province, county, local or foreign government or subdivision or agency thereof) and such term shall include any interest, penalties, fines or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

“Tax Returns” shall mean any report, return, declaration, pro forma or other information required to be supplied to any taxing authority in connection with Taxes (including any attached schedules) whether in tangible, electronic or other form, including any information return, claim for refund, amended return and declaration of estimated Tax and any related or supporting information with respect to the foregoing.

“Trademark License Agreement” shall mean the Trademark License Agreement in substantially the form attached hereto as Exhibit B, for the license to the Companies and the Company Subsidiaries of certain trademarks of the Seller.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“2008 Bonuses”	6.03(a)
“2009 Bonus Plans”	6.03(b)
“401(k) Plan Participants”	6.02(b)
“ABC”	3.26(b)
“Acquisition Proposal”	5.09
“Affected Employees”	6.01(a)
“Affiliate Arrangements”	3.25
“Agreement”	Preamble
“Applied Against the Deductible”	9.04(b)
“Approved Practices”	3.26(b)
“Balance Sheet”	3.07(a)
“Benefits Continuation Period”	6.01(a)
“BPA”	3.26(b)
“Business Employees”	3.17(m)
“CA Purchaser”	Preamble
“Canadian Tax Period”	7.01(c)
“Charter Documents”	3.02
“Class A Stock”	3.03(a)
“Class B Stock”	3.03(a)
“Closing”	2.03
“Closing Date”	2.03
“COBRA”	6.01(a)
“Common Stock”	3.03(a)
“Companies”	Recitals
“Company”	Recitals
“Company Claims”	5.07
“Company Employees”	3.17(a)
“Company Sponsored Plan”	3.17(a)
“Confidentiality Agreement”	5.03(a)
“Contributing Profit”	3.07(b)
“CRA”	5.10(h)
“Credited to the Deductible”	9.04(b)
“Customer”	3.30
“Deductible”	9.04(a)
“Disclosure Schedule Update”	5.12
“Dispute Notice”	2.07(c)
“Employee Plans”	3.17(a)
“Excluded Representations”	9.04(a)
“Financial Statement Losses”	9.04(b)
“Financial Statements”	3.07(a)
“Foreign Benefit Plans”	3.17(b)
“foreign official”	3.31
“Full Time Reps”	3.17(n)
“Fundraising Organizations”	3.35(a)
“Guarantees”	5.11(a)

Definition	Location

“Guarantor”	11.13
“Inactive Employees”	6.06
“Indebtedness”	3.03(b)
“Lease Agreements”	5.15
“Leases”	3.16(b)
“Licenses”	3.11(b)
“Long Term Disability Plan”	6.06
“Material Contracts”	3.20(a)
“Net Account Billings”	3.17(n), 3.30
“Net Revenues”	3.07(b)
“New Customers”	3.30(c)
“Operating Profit”	3.07(b)
“PBGC”	3.17(i)
“Personal Information”	3.14(b)
“Pre-Closing Tax Period”	7.01(a)(i)
“Pre-Closing Transfers”	5.08
“Program Agreements”	Section 3.30 of the Disclosure Schedule
“Promotional Privilege Commitments”	3.29
“Post-Closing Tax Periods”	7.01(b)(i)
“public international organization”	3.31
“Purchase”	5.13(a)
“Purchase Price”	2.02(a)
“Purchasers”	Preamble
“Purchaser Flexible Benefits Plan”	6.05
“Purchaser Indemnified Party”	9.02
“Purchaser Minimum Tonnage Commitment”	5.13
“Purchasers’ 401(k) Plan”	6.02(b)
“QSP”	Recitals
“QSP Canada”	Recitals
“QSP Common Stock”	3.03(a)
“QSP Canada Common Stock”	3.03(a)
“Related Losses”	5.13(a)
“Remuneration Rate”	3.30
“Restricted Activities”	5.10(a)
“Restricted Employees”	5.10(c)
“Restricted Period”	5.10(a)
“Retained Customers”	3.30(b)
“Retention Rate”	3.30
“Retirement Plans”	6.02(a)
“Section 338(h)(10) Election”	7.08(a)
“Section 338 Companies”	7.08(a)
“Securities Act”	4.06
“Seller”	Preamble
“Seller Flexible Benefits Plan”	6.05

Definition	Location

“Seller Guarantees”	5.11(b)
“Seller Indemnified Party”	9.03
“Seller Transaction Expenses”	11.01
“Seller’s 401(k) Plan”	6.02(b)
“Seller’s Insurance Policies”	5.07
“Seller’s Penalty Commitment”	5.13
“Seller’s Statement”	2.07(b)
“Shares”	Recitals
“Subject Action”	3.10(a)
“Subject Liabilities”	5.07
“Tax Adjustments”	7.08(b)
“Tax Claim”	7.04(a)
“Third Party Claim”	9.05(b)
“Tip Date”	9.04(b)
“Transfer Taxes”	7.10
“Transition Services Agreement”	2.05(a)
“US MMB Program”	3.29(a)
“US Purchaser”	Preamble
“WARN”	3.18
“WFC”	5.13
“WFC Agreement”	5.13
“WFC Certificate”	3.28(c)
“WFC Products”	3.28(a)

SECTION 1.03.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)  when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)  the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)  the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)  all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e)  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)  references to a Person are also to its successors and permitted assigns;

(g)  the words “including” and “includes” are deemed to be followed by the words “without limitation”; and

(h)  references to “dollars” and “$” are to United States dollars.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, or shall cause its appropriate subsidiaries to, sell, convey, assign, transfer and deliver to (i) the US Purchaser, and the US Purchaser shall purchase and acquire, the Shares of QSP and (ii) the CA Purchaser, and the CA Purchaser shall purchase and acquire, the Shares of QSP Canada.

SECTION 2.02.  Purchase Price.  (a)  The purchase price shall be $110,000,000, minus the amount (if any) by which the Minimum Amount exceeds the Net Working Capital as of the Closing Date, in each case determined pursuant to the provisions set forth in Section 2.07 (the “Purchase Price”).  The Estimated Purchase Price shall be payable by the Purchasers at the Closing by wire transfer of cash in immediately available funds to the Purchase Price Bank Account.  The US Purchaser may pay the portion of the Estimated Purchase Price allocated to the Shares of QSP Canada on behalf of the CA Purchaser.  Such portion of the Estimated Purchase Price allocated to the shares of QSP Canada shall be received by the Seller on behalf of the owner of the shares of QSP Canada.

(b)  The Purchase Price (determined as if the Net Working Capital as of the Closing Date equals the Minimum Amount) shall be allocated $93,500,000 for the shares of QSP and $16,500,000 for the shares of QSP Canada.  Any subsequent gross adjustments to the Purchase Price shall be reflected in this allocation in a manner that fairly reflects such adjustment.  The parties shall work together in good faith to determine how any adjustments to the Purchase Price under Sections 2.02 and 2.07 shall be allocated between the shares of QSP and QSP Canada.  Unless otherwise required by applicable Law or as consented to by the other party (which consent shall not be unreasonably withheld), for all Tax purposes (i) the Purchase Price shall be allocated as provided for in the foregoing sentence and (ii) neither of the Purchasers nor the Seller will take any position inconsistent therewith in any Tax Return, in any refund claim, in any Tax litigation or otherwise.

SECTION 2.03.  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of

Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York at 10:00 a.m. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than those conditions that by their nature are intended to be measured or fulfilled as of the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as the Seller and the Purchasers may mutually agree upon in writing (the date of the Closing being herein referred to as the “Closing Date”).

SECTION 2.04.  Delivery of Shares, etc.  At the Closing, the Seller shall transfer or cause to be transferred to the Purchasers, against payment of the Purchase Price therefor as provided in Section 2.02, good and valid title to the Shares, free and clear of any Encumbrances, by causing to be delivered to the Purchasers certificates for such shares in the name of the Seller duly endorsed in blank or accompanied by a stock power separate from the certificate duly endorsed in blank and with any required transfer tax stamps affixed.

SECTION 2.05.  Other Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchasers:

(a)  A duly executed transition services agreement, to be negotiated in good faith by the Seller and the Purchasers, for the provision of the services, and on the terms, generally described on Exhibit A (the “Transition Services Agreement”);

(b)  the Trademark License Agreement, executed by an authorized representative of the Seller;

(c)  a receipt for the payment of the Estimated Purchase Price;

(d)  a true and complete copy, certified by the Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors (or comparable governing body) of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(e)  all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of each of the Companies and the Company Subsidiaries, if not already located on the premises of the Companies or the Company Subsidiaries, and Tax records (including Tax Returns to the extent prepared on or before the Closing Date) of the Companies and the Company Subsidiaries (excluding any portions thereof that do not relate to the Companies and the Company Subsidiaries or any of their assets or properties);

(f)  a true and complete copy, certified by the Secretary of QSP Canada, of the resolutions duly adopted by the Board of Directors of QSP Canada authorizing the transfer of shares of QSP Canada as contemplated herein;

(g)  resignations effective as of the Closing Date from any officers of each of the Companies and the Company Subsidiaries who are also employees of the Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries) and all the directors of each of the Companies and the Company Subsidiaries;

(h)  a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a);

(i)  a duly executed and acknowledged certificate, in compliance with the Code and Treasury Regulations and substantially in the form attached hereto as Exhibit C, certifying such facts as to establish that the sale of the Shares and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code;

(j)  a duly signed IRS Form 8023 that allows the US Purchaser to make a Section 338(h)(10) Election contemplated by Section 7.08;

(k)  evidence of the matters described in Section 8.02(f), (h) and (i) delivered in accordance with such Sections; and

(l)  the WFC Certificate, executed by a duly authorized officer of the Seller.

SECTION 2.06.  Closing Deliveries by the Purchasers.  At the Closing, the Purchasers shall deliver to the Seller:

(a)  the Estimated Purchase Price in the manner set forth in Section 2.02;

(b)  counterparts of each Ancillary Agreement, executed by an authorized representative of the Purchasers;

(c)  a true and complete copy, certified by the Secretary of each Purchaser, of the resolutions duly and validly adopted by the Board of Directors of each Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(d)  a certificate of a duly authorized officer of each Purchaser certifying as to the matters set forth in Section 8.01(a); and

(e)  a duly prepared and signed IRS Form 8023 that allows the US Purchaser to make a Section 338(h)(10) Election contemplated by Section 7.08.

SECTION 2.07.  Estimated Purchase Price; Purchase Price Adjustment.  (a)  On the fifth Business Day before the Closing, the Seller will deliver to the Purchasers the Estimated Closing Statement reflecting the Seller’s calculation of the Estimated Purchase Price to be paid by the Purchasers at the Closing.  During the five Business Day period prior to the Closing, the Seller shall provide the Purchasers reasonable supporting detail regarding its calculations set forth in the Estimated Closing Statement and reasonable access to its books, records and personnel for the purpose of evaluating such statement.  The parties shall consider in good faith any objection by the Purchasers to such Estimated Closing Statement, and the Estimated Closing Statement for purposes of this Section 2.07 shall be such statement, with such adjustments, if any, as shall collectively be reasonably acceptable to both the Seller and the Purchasers.

(b)  Within 60 days following the Closing Date, the Seller shall prepare and deliver to the Purchasers a statement of Net Working Capital as of the Closing Date and, based upon such statement of Net Working Capital, the Purchase Price, setting forth in reasonable detail the Seller’s calculation of such amounts (“Seller’s Statement”).  The calculation of Net Working Capital will be prepared in accordance with GAAP, applied on a consistent basis using the same accounting methods, policies, practices, procedures, classifications or estimation methodologies as were used to prepare the Balance Sheet.  For avoidance of doubt, Net Working Capital shall be calculated as of the Closing after giving effect to the transactions contemplated by Sections 8.02(f) and (g).  In preparing the Seller’s Statement, the Seller and its agents shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial systems and finance personnel and any other relevant information of the Companies and the Company Subsidiaries, to the extent reasonably necessary to prepare the Seller’s Statement.  The Purchasers shall have an opportunity to review the Seller’s Statement and all related workpapers for a period of 60 days following delivery of the Seller’s Statement, during which period the Purchasers and their agents shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial systems and finance personnel and any other relevant information of the Seller necessary to review the Seller’s Statement.

(c)  If the Purchasers disagree with any aspect of the Seller’s Statement, the Purchasers shall deliver written notice to the Seller prior to the expiration of the 60 day review period, indicating in reasonable detail the basis for such disagreement and setting forth the Purchasers’ calculation of the item(s) in dispute (a “Dispute Notice”).  The aspects of the Net Working Capital set forth in the Seller’s Statement as to which no Dispute Notice is delivered shall be final and binding.

(d)  If the Purchasers deliver a timely Dispute Notice to the Seller, the Purchasers shall meet and confer with the Seller and attempt in good faith to resolve the disagreements set forth in the Dispute Notice for a period of at least 30 days after the Seller’s receipt of the Dispute Notice.  If and to the extent the Purchasers and the Seller are able to resolve the disagreements set forth in the Dispute Notice through such meetings and discussions, then they shall set forth such resolution in writing and, when executed and delivered by both parties, such resolution shall be final and binding.

(e)  If and to the extent the Seller and the Purchasers are not able to resolve all of the disagreements set forth in the Dispute Notice within 30 days (or such longer period as they may mutually agree), the parties shall engage the Independent

Accounting Firm to resolve the disagreements and make a final and binding determination of the Net Working Capital as of the Closing Date in accordance with the terms hereof within 30 Business Days of being engaged by the Purchasers and the Seller.  The parties shall allow representatives of the Independent Accounting Firm reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial items and personnel and any other relevant information to review the Seller’s Statement.  The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchasers in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total dollar amount of such remaining disputed items so submitted.

(f)  If the Purchase Price, determined based upon the Net Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.07, exceeds the Estimated Purchase Price, the Purchasers shall pay to the Seller the aggregate amount of such excess.  If the Purchase Price, determined based upon the Net Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.07, is less than the Estimated Purchase Price, the Seller shall pay to the Purchasers the amount of such shortfall.

(g)  All payments pursuant to this Section 2.07 shall be made by wire transfer of immediately available funds to the account or accounts designated by the Purchasers or the Seller, as the case may be, within 10 days after the final determination thereof.

(h)  The parties agree that any payment pursuant to this Section 2.07 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or as consented to by the other party (which consent shall not be unreasonably withheld).

(i)  Any amount in respect of the Shares of QSP Canada required to be paid under this Section 2.07 (i) by the Seller, shall be paid by the Seller on behalf of the owner of the QSP Shares to the US Purchaser on behalf of the CA Purchaser; and (ii) by the Purchasers, shall be paid by the US Purchaser on behalf of the CA Purchaser to the Seller on behalf of the owner of the shares of QSP Canada.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants to the Purchasers, as of the date hereof and as of the Closing Date, or, if a representation or warranty is made as of a specified date, as of such date, as follows (but, except as otherwise specifically set forth herein or in the Disclosure Schedule, assuming for purposes of such representations and warranties that the Pre-Closing

Transfers had been effected immediately prior to execution of this Agreement or, in the case of representations and warranties that relate to an earlier date or period, prior to such date or period):

SECTION 3.01.  Organization, Authority and Qualification of the Seller.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder (including the Pre-Closing Transfers) and the consummation by the Seller of the transactions contemplated hereby and thereby (including the Pre-Closing Transfers) have been duly authorized by all requisite action on the part of the Seller.  This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchasers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

SECTION 3.02.  Organization and Qualification of the Companies.  QSP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  QSP Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada.  Each of the Companies has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the Business as currently conducted.  Each of the Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not currently, and would not reasonably be expected to, materially and adversely affect the ability of the Seller to, directly or indirectly, own the capital stock of the Companies and the Company Subsidiaries or the ability of the Companies or the Company Subsidiaries to conduct the Business (taken as a whole) as currently conducted.  True and correct copies of the certificate of incorporation and bylaws of each of the Companies, as modified, supplemented, amended or restated to the date hereof (the “Charter Documents”), have been furnished by the Seller to the Purchasers.  Such certificates of incorporation and bylaws are in full force and effect, and no other organizational documents are applicable to or binding upon either of the Companies.

SECTION 3.03.  Capitalization; Ownership of Shares.  (a)  The authorized capital stock of QSP consists of 1,000 shares of common stock, par value $1.00 per share (“QSP Common Stock”), of which 10 shares of QSP

Common Stock are issued and outstanding, and the authorized capital stock of QSP Canada consists of (i) an unlimited number of shares of Class A Non-Voting Preference Stock, without par value (“Class A Stock”), of which 0 shares of Class A Stock are issued and outstanding, (ii) an unlimited number of shares of Class B Non-Voting Preference Stock, without par value (“Class B Stock”), of which 0 shares of Class B Stock are issued and outstanding, and (iii) an unlimited number of shares of common stock, without par value (“QSP Canada Common Stock” and, together with QSP Common Stock, the “Common Stock”), of which 10,000 shares of QSP Canada Common Stock are issued and outstanding.  All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights under any provision of applicable Law, the applicable Charter Documents or any Contract to which such Company is subject.  Except for this Agreement, there are no options, warrants, calls, convertible securities or other rights, or other Contracts relating to dividend or voting rights or other interests in the Common Stock or any other equity interests in either of the Companies or obligating the Seller, any of its Affiliates or either of the Companies to issue, sell, redeem or repurchase any shares of Common Stock or any other equity interest and there are no shares of capital stock of either of the Companies reserved for any purpose.  No shares of Common Stock are subject to vesting or forfeiture conditions.  There are no outstanding stock appreciation rights or other rights issued by either of the Companies, any of the Company Subsidiaries, the Seller or any of its Affiliates that are linked in any way to the price of QSP Common Stock or QSP Canada Common Stock or the value of QSP or QSP Canada or any part thereof.  The Shares of QSP constitute all of the issued and outstanding shares of capital stock of QSP and, except as set forth in Section 3.03(a) of the Disclosure Schedule, are (or at Closing will be) owned of record and beneficially by the Seller free and clear of all Encumbrances.  The Shares of QSP Canada constitute all of the issued and outstanding shares of capital stock of QSP Canada and, except as set forth in Section 3.03(a) of the Disclosure Schedule, are (or at the Closing will be) owned of record and beneficially by The Reader’s Digest Association (Canada) ULC free and clear of all Encumbrances, and The Reader’s Digest Association (Canada) ULC has all necessary corporate power and authority to transfer, sell and convey the Shares of QSP Canada and to consummate the transactions contemplated hereby.

(b)  Section 3.03(b) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined below) of the Companies or any Company Subsidiary is outstanding or may be incurred.  “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention contracts or arrangements relating to the deferred purchase price of property (other than trade payables arising in the ordinary course of business), (iii) the principal component of capitalized lease obligations and (iv) guarantees, assurances, co-borrowing arrangements or similar obligations with respect to any of the foregoing of another Person; provided, however, that in no event shall Indebtedness be deemed to include any obligations under the Dell PC Leases.

SECTION 3.04.  Company Subsidiaries.  Section 3.04 of the Disclosure Schedule sets forth a complete and correct list of each Company Subsidiary, and for each such Company Subsidiary: (i) its jurisdiction of incorporation, formation or organization, as applicable, and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof and the number of shares or percentage interests, as applicable, held by each such holder.  Each Company Subsidiary is duly incorporated, formed or organized, as applicable, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, has the requisite corporate or similar power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on the Business as currently conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not currently, and would not reasonably be expected to, materially and adversely affect the ability of the Seller to, directly or indirectly, own the capital stock of the Companies and the Company Subsidiaries or the ability of the Companies or the Company Subsidiaries to conduct the Business (taken as a whole) as currently conducted.  Except as set forth in Section 3.04 of the Disclosure Schedule, all the issued and outstanding capital stock or other equity interests of the Company Subsidiaries are owned of record and beneficially by a Company or another Company Subsidiary, free and clear of any Encumbrances, and such Company or Company Subsidiary has good and valid title to such shares of capital stock or other equity interests.  All of such issued and outstanding shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights under any provision of applicable Law, the certificate of incorporation or bylaws (or equivalent constitutive document) of such Company Subsidiary or any Contract to which such Company Subsidiary is subject.  Except as set forth in Section 3.04 of the Disclosure Schedule, there are no options, warrants, calls, convertible securities or other rights, or other Contracts relating to dividend or voting rights or other interests in the capital stock or any other equity interests in any of the Company Subsidiaries or obligating the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries to issue, sell, redeem or repurchase any shares of the capital stock or other equity interest of any of the Company Subsidiaries, and there are no shares of capital stock of any of the Company Subsidiaries reserved for any purpose.  Except for equity interests set forth in Section 3.04 of the Disclosure Schedule and after giving effect to the Pre-Closing Transfers, the Companies will not own, directly or indirectly, any equity interest in any Person other than the Company Subsidiaries.

SECTION 3.05.  No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, all filings and notifications listed in Section 3.06 of the Disclosure

Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchasers, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby (including the Pre-Closing Transfers) by the Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or equivalent constitutive document) of the Seller, either of the Companies or any of the Company Subsidiaries, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Seller, the Companies or the Company Subsidiaries or any of their respective assets, properties or businesses, (c) except as set forth in Section 3.05(c) of the Disclosure Schedule or as does not currently and would not reasonably be expected to materially and adversely affect the ability of the Companies or the Company Subsidiaries to conduct the Business (taken as a whole) as currently conducted, conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation or increased, additional or accelerated or guaranteed rights, obligations or entitlements of any Person, under, any Contract to which the Seller or any of its Affiliates (solely to the extent relating to the Business), either of the Companies or any of the Company Subsidiaries is a party or (d) result in the creation of any Encumbrance upon the Shares or the business, properties or assets of the Companies or the Company Subsidiaries.

SECTION 3.06.  Governmental Consents and Approvals; Other Consents.  Neither the execution or delivery of this Agreement or the Ancillary Agreements by the Seller, nor the performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (including the Pre-Closing Transfers) by the Seller and its subsidiaries, requires any consent, approval, authorization or other order of, action by, or filing with or notification to, any Governmental Authority, except (a) as described in Section 3.06 of the Disclosure Schedule, (b) the notification and waiting period requirements of the HSR Act or (c) the post-Closing notification requirements of the Investment Canada Act.

SECTION 3.07.  Financial Information.  (a)  Section 3.07(a)(i) of the Disclosure Schedule sets forth the combined unaudited balance sheets of the Companies and the Company Subsidiaries for each of the two fiscal years ended as of June 30, 2007 and June 30, 2008 (such later balance sheet, the “Balance Sheet”) and the related combined unaudited statements of operations and statements of cash flows of the Companies and the Company Subsidiaries together with the related notes thereto (collectively, the “Financial Statements”).  The Financial Statements (i) were prepared from the books of account and other financial records of the Seller, the Companies and the Company Subsidiaries (except as may be indicated in the notes thereto or set forth in Section 3.07(a)(i) of the Disclosure Schedule), (ii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Companies and the Company Subsidiaries as of the dates thereof and for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a consistent basis through the periods to which they relate (except for the omission of footnotes required by GAAP). Except as set forth on Section 3.07(a)(i) of the Disclosure Schedule, on the face of the Balance Sheet or in the notes thereto, as of June 30, 2008, there were no Liabilities of the Companies or the Company Subsidiaries of a type that would be required to be reflected on or reserved against in a combined balance sheet of the Companies and the Company Subsidiaries (or in the notes thereto) in accordance with GAAP.  Section 3.07(a)(ii) of the Disclosure Schedule sets forth a true and good faith estimate of the current assets and current liabilities of the Companies and the Company Subsidiaries as of July 31, 2008.  Such calculation was prepared using methodologies consistent with those used in the preparation of the Balance Sheet.

(b)  Section 3.07(b) of the Disclosure Schedule sets forth for the fiscal years ended June 30, 2007 and June 30, 2008, the Operating Profit for the Companies and the Company Subsidiaries, taken as a whole, and a list, by product category, of the Net Revenue and Contributing Profit generated in the conduct and operation of the Business for each of (i) magazines, (ii) gifts, (iii) food products and (iv) other, in each case, sold by the Companies and the Company Subsidiaries during such periods, broken down into Net Revenue and Contributing Profit generated in respect of each of the United States, Canada and EFR entities.  Such schedule was prepared from the books of account and other financial records of the Companies and the Company Subsidiaries and the Net Revenues, Contributing Profit and Operating Profit set forth for the periods reflected therein are true and correct in all material respects.  As used herein, “Net Revenues” means, for any period, the net revenues of the Companies and the Company Subsidiaries, calculated in accordance with GAAP applied on a basis consistent with the Financial Statements.  As used herein, “Contributing Profit” means, for any period, the Operating Profit of the Companies and the Company Subsidiaries, calculated in accordance with GAAP applied on a basis consistent with the Financial Statements but without taking the following into account:  general and administrative costs, indirect selling costs and corporate managed general and administrative expenses.  As used herein, “Operating Profit” means, for any period, the net income of the Companies and the Company Subsidiaries, calculated in accordance with GAAP applied on a basis consistent with the Financial Statements but without taking the following into account: (A) income Taxes, (B) goodwill and intangible amortization (other than WFC amortization), (C) other operating items (including restructuring reserves held at the Seller level and impairments), and (D) other income/expense (including third party and intercompany interest income/expense, intercompany dividend income/expenses, intercompany fees, gain/loss on foreign exchange, donations, equity in subsidiaries, unrealized gain/loss, gain/loss on sale of investments, and minority interest expenses).

SECTION 3.08.  Absence of Undisclosed Material Liabilities.  There are no Liabilities of the Companies or the Company Subsidiaries, other than (a) Liabilities reflected or reserved against on the Balance Sheet,

(b) Liabilities set forth in Section 3.08 of the Disclosure Schedule, (c) Liabilities incurred since the date of the Balance Sheet in the ordinary course of business of the Companies and the Company Subsidiaries and (d) Liabilities that are not material to the Companies and the Company Subsidiaries in the aggregate.

SECTION 3.09.  Conduct in the Ordinary Course.  Since June 30, 2008, except as set forth in Section 3.09 of the Disclosure Schedule, (i) the Business has been conducted only in the ordinary course, (ii) there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) through the date hereof, none of the Companies or the Company Subsidiaries have taken any action that, if taken after the date hereof, would require the consent of the Purchasers under Section 5.01(a)-(s).

SECTION 3.10.  Litigation.  (a)  Except as set forth in Section 3.10(a)(i) of the Disclosure Schedule and except for ordinary course unemployment, workers’ compensation and disability claims by individual claimants, there are no Actions pending or, to the Knowledge of the Seller, threatened by or against (x) either of the Companies or any of the Company Subsidiaries or any of their respective properties, rights or assets or (y) the Seller or any of its Affiliates (other than the Companies or the Company Subsidiaries) or any of their respective properties, rights or assets, in each case under this clause (y), relating to the Companies or the Company Subsidiaries or the Business (each a “Subject Action”).  Section 3.10(a)(i) of the Disclosure Schedule sets forth a list of all Subject Actions, including the disposition thereof, that have been commenced or settled since July 1, 2005.  Except as set forth in Section 3.10(a)(ii) of the Disclosure Schedule, none of the Companies or the Company Subsidiaries is, or since July 1, 2005 has been, subject to or in default under any Governmental Order (excluding any stipulation or settlement with respect to any ordinary course Action relating to unemployment, workers’ compensation, disability or insurance claims by an individual claimant that does not affect a class or group of similarly-situated claimants or potential claimants).

(b)  Section 3.10(b) of the Disclosure Schedule sets forth a list of each letter or other written communication which, to the Knowledge of the Seller, has been received by either of the Companies, any of the Company Subsidiaries or, with respect to the Companies, the Company Subsidiaries or the Business, the Seller or its Affiliates, since July 1, 2005 (i) from the Federal Trade Commission or the Competition Bureau of Canada, (ii) from any state or provincial attorney general’s office alleging a material violation by the Companies or the Company Subsidiaries, or with respect to the Business, the Seller or its Affiliates, of any applicable privacy, trade practice or consumer protection Laws or (iii) from any Governmental Authority making a request for information relating to a potential violation of any privacy, trade practice or consumer protection Laws (the foregoing clauses (i), (ii) and (iii) are not intended to include routine letters of the Federal Trade Commission, the Competition Bureau of Canada or attorneys generals’ offices that transmit individual complaints from consumers and do not relate to any potential violation of such Laws and general mailings by such Governmental Authorities that are not targeted to the Companies, any of the Company Subsidiaries or, with respect to the Companies, the Company Subsidiaries or the Business, the Seller or its Affiliates).

SECTION 3.11.  Compliance; Governmental Licenses and Permits.  (a)  Each of the Companies and the Company Subsidiaries is and immediately prior to the Closing will be in compliance with and not in default or violation of its certificate of incorporation or bylaws (or equivalent constitutive document).  Except as described in Sections 3.14(a), 3.14(b) and 3.18 of the Disclosure Schedule, each of the Companies, the Company Subsidiaries and the Business, and with respect to the Companies, the Company Subsidiaries and the Business, the Seller and each of its Affiliates, is and since July 1, 2005 has been in compliance, in all material respects, with, and not in material default or violation of, any applicable Law or Governmental Order (excluding any stipulation or settlement with respect to any ordinary course Action relating to unemployment, workers’ compensation, disability or insurance claims by an individual claimant that does not affect a class or group of similarly-situated claimants or potential claimants) or the rules and regulations of any issuer of credit cards used in connection with the Business.

(b)  Except as described in Section 3.11(b) of the Disclosure Schedule, the Companies and the Company Subsidiaries have all material licenses, permits, authorizations, franchises, consents, qualifications and approvals from all Governmental Authorities (collectively, “Licenses”) necessary to carry on the Business as currently conducted and are in compliance in all material respects with, and have complied in all material respects with, all such Licenses, and neither the Seller, any of its Affiliates, either of the Companies nor any of the Company Subsidiaries has received any notification from any Governmental Authority that it intends to revoke, suspend or materially and adversely limit any such License.

SECTION 3.12.  Environmental Matters.  (a)   Except as set forth on Section 3.12 of the Disclosure Schedule (i) none of the Companies nor any of the Company Subsidiaries is in material violation of any applicable Environmental Law, nor, since July 1, 2005, has any of them been in material violation of any applicable Environmental Law; (ii) to the Knowledge of the Seller, Materials of Environmental Concern are not present at any property now or formerly owned, operated, occupied or otherwise used in connection with the Business by any of the Companies or the Company Subsidiaries, or at any other location, under conditions or circumstances that would reasonably be expected to result in material liability to any of the Companies or Company Subsidiaries under any applicable Environmental Law; and (iii) none of the Companies nor any of the Company Subsidiaries has assumed or retained by Contract or, to the Knowledge of the Seller, operation of Law, any liabilities under Environmental Law or regarding Materials of Environmental Concern, that would reasonably be expected to result in material liability to any of the Companies or the Company Subsidiaries.

(b)  Except as set forth on Section 3.12 of the Disclosure Schedule, the Seller has provided to the Purchasers true and complete copies of all Environmental Reports (or, if privileged, a true and accurate summary or description of all material issues discussed therein) in the possession or control of the Seller or its Affiliates or either of the Companies or any of the Company Subsidiaries regarding any matter concerning, and that could reasonably be expected to be material to, any of the Companies or the Company Subsidiaries.

(c)  Notwithstanding any provision of this agreement, Sections 3.06, 3.08, 3.10, 3.11(b) and 3.12 set forth the Seller’s sole and exclusive representations and warranties with respect to Materials of Environmental Concern, Environmental Laws or other environmental matters.

SECTION 3.13.  Intellectual Property.  (a)  Section 3.13(a) of the Disclosure Schedule sets forth a list of the Intellectual Property registrations and applications and material unregistered Intellectual Property that is (i) owned or exclusively licensed by the Companies or the Company Subsidiaries (and specifying whether such Intellectual Property is owned or licensed) or (ii) owned by the Seller or its Affiliates and held for use or used primarily by the Companies or the Company Subsidiaries.  Except as set forth on Section 3.13(a) of the Disclosure Schedule, all registrations and applications set forth on Section 3.13(a) of the Disclosure Schedule are unexpired and subsisting and have not been abandoned.  Except as set forth on Section 3.13(a) of the Disclosure Schedule, all Intellectual Property registrations (other than domain names) set forth on Section 3.13(a) of the Disclosure Schedule have not be invalidated, are not invalid and are not unenforceable.  Except as set forth on Section 3.13(a) of the Disclosure Schedule, each Company or Company Subsidiary (and the Seller, with respect to Intellectual Property used by the Companies or the Company Subsidiaries) owns or has the valid right to use (and after the Closing Date, shall have the same ownership of and same rights to use) all material Intellectual Property that is used in the operation of the Business as currently conducted and/or contemplated to be conducted, free and clear of all Encumbrances, except for Permitted Encumbrances (and with respect to all owned Intellectual Property, any obligation to or interest of any other Person).

(b)  Except as set forth on Section 3.13(b) of the Disclosure Schedule, (i) the operation of the Business as currently conducted and/or contemplated to be conducted (including all uses of Intellectual Property in connection therewith) does not infringe, misappropriate or violate the rights of any Person in any material respect in the United States or Canada or, to the Knowledge of the Seller, elsewhere; (ii) to the Knowledge of the Seller, the Intellectual Property used in the Business is not being infringed, misappropriated or violated, in any material respect, by any Person; and (iii) the Seller, the Companies and the Company Subsidiaries have not received any written (or, to the Knowledge of the Seller, oral) notice, claim or challenge with respect to Intellectual Property used in the operation of the Business by the Companies or the Company Subsidiaries, except for any of same that have since been satisfactorily resolved.

(c)  The Seller, the Companies and the Company Subsidiaries in good faith believe that they take reasonable actions to protect the material Intellectual Property used in the Business as currently conducted.

(d)  Neither of the Companies nor any of the Company Subsidiaries within the past 12 months have suffered any failure in Software or Systems owned or used by them that has had or could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Section 3.13(d) of the Disclosure Schedule, neither Company nor any of the Company Subsidiaries distributes any material Software subject to the terms of any “open source,” “copyleft,” shareware or similar agreement that requires, as a condition of such distribution, that modifications made by or for the Companies or the Company Subsidiaries be licensed at no charge to third parties.

SECTION 3.14.  Privacy and Security.  (a)  Except as set forth on Section 3.14(a)(i) of the Disclosure Schedule, the Seller and each of the Companies and the Company Subsidiaries have taken such actions as are reasonably necessary to protect the confidentiality, integrity and security of all Systems (and all information and transactions stored or contained therein or transmitted or processed thereby) used in the Business as currently conducted against any unauthorized use, access, disclosure, copying, interruption, modification or corruption, in all material respects, and except as set forth on Section 3.14(a)(ii) of the Disclosure Schedule, there has been no occurrence of any of same.

(b)  Except as set forth on Section 3.14(b) of the Disclosure Schedule, the Seller and each of the Companies and the Company Subsidiaries has obtained all consents to the collection, use and disclosure of personal information of identifiable individuals collected by the Companies or the Company Subsidiaries (“Personal Information”) necessary to conduct the Business as currently conducted.

(c)  The Companies and the Company Subsidiaries have all necessary backup, archival and disaster recovery plans and Systems as are reasonably necessary to protect against interruption of the Business.

(d)  Each of the Companies, the Company Subsidiaries and the Business, and with respect to the Companies, the Company Subsidiaries and the Business, the Seller and each of its Affiliates, is and since July 1, 2005 has been, in compliance, in all material respects, with, and is not in material default or violation of, any posted policies of the Companies or the Company Subsidiaries regarding privacy, data security and Personal Information.

(e)  There are no restrictions on the Companies’ or the Company Subsidiaries’ collection, use, disclosure and retention of Personal Information except as provided by privacy Laws and the Companies’ and the Company Subsidiaries’ own privacy policies.

(f)  There are no inquiries or Actions, whether statutory or otherwise, pending or, to the Knowledge of the Seller, threatened with respect to the Companies’ or the Company Subsidiaries’ collection, use, disclosure or retention of personal information.

(g)  Section 3.14(g) of the Disclosure Schedule sets forth:

  (i) all current privacy policies of the Companies and the Company Subsidiaries and copies of all publications of the Companies and the Company Subsidiaries describing such privacy policies;

 (ii) copies of all privacy audits conducted by or on behalf of the Companies and the Company Subsidiaries and a description of any investigations or audits of the Companies and the Company Subsidiaries that, to the Knowledge of the Seller, were performed by any Governmental Authority under any privacy Law and a copy of any report or Contract related to such investigations or audits where the Seller was provided a copy of such report or Contract by such Governmental Authority;

(iii) a list of the types, by category, of Personal Information collected by or on behalf of the Companies or the Company Subsidiaries since July 1, 2006;

 (iv) a list of all countries in which the Companies and the Company Subsidiaries collect, store and use Personal Information and a description of the internal use made by the Companies and the Company Subsidiaries of such Personal Information;

  (v) a description of the use made by third parties of Personal Information collected by the Companies or the Company Subsidiaries and a list of all (A) third parties to whom such Personal Information is disclosed, and (B) related Contracts with such third parties (including non-disclosure agreements);

 (vi) a copy of all forms of consent currently used by the Companies and the Company Subsidiaries in respect of Personal Information; and

(vii) a list or description of all letters or other written communications received by either of the Companies or any of the Company Subsidiaries since July 1, 2007 from any Governmental Authority or individual making a request for information relating to any alleged unauthorized use or disclosure of Personal Information (it being understood that this clause (vii) is not intended to include routine letters or general mailings by such Governmental Authorities that are not targeted to the Companies or any of the Company Subsidiaries).

SECTION 3.15.  Absence of Restrictions on Business Activities.  Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Contract or Governmental Order binding upon the Companies, the Company Subsidiaries or any of their respective properties, rights or assets which has the effect of prohibiting or materially restricting the ability of either Company or any Company Subsidiary to engage in any material line of Business.

SECTION 3.16.  Real Property; Personal Property.  (a)  Neither of the Companies nor any of the Company Subsidiaries owns any Real Property or any options to acquire any Real Property.

(b)  Section 3.16(b) of the Disclosure Schedule (i) contains a true and complete list of all Contracts with respect to the lease, use or occupancy (together with any amendments, modifications or supplements thereto, collectively, the “Leases”) of the Leased Real Property, (ii) lists the street address of each parcel of Leased Real Property, the identity of the lessor and lessee and all current occupants (if different from the lessee) of each such parcel of Leased Real Property and (iii) describes the amount and kind of space occupied by the Companies or the Company Subsidiaries at each Leased Real Property.  With respect to each Lease, except as set forth in Section 3.16(b) of the Disclosure Schedule, (A) each Lease is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the Company party thereto (and to the Knowledge of the Seller, the other party or parties thereto), (B) neither the Companies nor the Company Subsidiaries have received any written notice from the other party to such Lease of the termination thereof, of any outstanding work orders, deficiency notices or other non-compliance issues relating to the Leased Real Property or of any potential or proposed expropriation of any Leased Real Property, (C) there is no default of any material term of any Lease or event which, with the giving of notice or lapse of time or both, would constitute a default of any material term of any Lease by the Company party thereto (or, to the Knowledge of the Seller, on the part of any other party thereto), (D) the Company party to each Lease has a valid leasehold interest in the applicable Leased Real Property and (E) the current uses of the Leased Real Property are permitted under the applicable Leases.  Except as set forth on Section 3.16(b) of the Disclosure Schedule, the Seller has heretofore provided to the Purchasers complete and correct copies of all of such Leases and none of the Companies or the Company Subsidiaries has assigned or subleased any of its interests in respect of any Lease.  Copies of Leases marked with an asterisk (*) in Section 3.16(b) of the Disclosure Schedule have not been delivered to the Purchasers by the Seller.

(c)  Except as disclosed in Section 3.16(c)(i) of the Disclosure Schedule and except for obsolete assets and assets disposed of in the ordinary course of business consistent with past practice, since the date of the Balance Sheet, each of the Companies and the Company Subsidiaries has (or at Closing will have) good and valid title to the equipment and other tangible personal property, and all other tangible assets reflected in the Balance Sheet as being owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except as disclosed in Section 3.16(c)(ii) of the Disclosure Schedule, each of the Companies and the Company Subsidiaries has (or at Closing will have) good and valid title to the leasehold estate pertaining to the equipment and tangible personal property purported to be granted by the capitalized leases reflected in the Balance Sheet, if any.

SECTION 3.17.  Employee Benefit Matters.  (a)  Section 3.17(a) of the Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all equity compensation, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, supplemental retirement, pension, profit sharing, retirement, thrift, savings, cafeteria, vacation, termination, retention, medical or other welfare benefit and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (x) any current or former employee, officer, contractor, consultant or director of either of the Companies or any of the Company Subsidiaries (the “Company Employees”) has any present or future right to benefits which are contributed to, sponsored by or maintained by the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries or (y) either of the Companies or any of the Company Subsidiaries has any present or future liability and all equity awards, including stock options, restricted stock, restricted stock units, phantom stock and stock appreciation rights, granted by the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries in securities of the Seller or any of its Affiliates to any Company Employees.  All such plans, agreements, programs, policies, awards and arrangements shall be collectively referred to as “Employee Plans.”  Each Employee Plan that is sponsored or maintained by either of the Companies or any of the Company Subsidiaries (rather than by the Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries)) is designated with an asterisk (*) on Section 3.17(a) of the Disclosure Schedule (each such Employee Plan, a “Company Sponsored Plan”).  Each of the Company Sponsored Plans is either a Bonus Plan or a Foreign Benefit Plan.

(b)  Except as set forth in Section 3.17(b) of the Disclosure Schedule, no Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Employee Plans set forth in Section 3.17(b) of the Disclosure Schedule, collectively, “Foreign Benefit Plans”).  With respect to any Foreign Benefit Plans, without limiting the generality of any other provision of this Agreement, (i) all Foreign Benefit Plans have been established, maintained, invested and administered in compliance in all material respects with their terms and all applicable Laws of any controlling Governmental Authority, (ii) all Foreign Benefit Plans which are Company Sponsored Plans that are required to be funded are fully funded based on reasonable actuarial assumptions disclosed in the most recent actuarial reports filed with applicable Governmental Authorities (where required) and applicable Law on a solvency and a going-concern basis, and with respect to all other Foreign Benefit Plans which are Company Sponsored Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Company Subsidiary where such reserve is required, (iii) no material liability or obligation of either of the Companies or any of the Company Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed in Section 3.17(b)(iii) of the Disclosure Schedule, (iv) no Foreign Benefit Plan is a plan to which more than one employer makes contributions or is under any obligation to make contributions (other than plans where all such employers are Affiliates), (v) where any Foreign Benefit Plan which is a Company Sponsored Plan that is a pension plan registered under the Income Tax Act (Canada) has been partially or fully wound-up, all assets, including any surplus, attributable to such partial or full wind-up have been fully distributed in accordance with all applicable Laws or where such distribution of assets is pending, the amount of the surplus attributable to such partial or full wind-up together with the date as of which such amount is determined is disclosed in Section 3.17(b)(v) of the Disclosure Schedule, (vi) any payments, distributions or withdrawals from or transfers of assets to or from any Foreign Benefit Plan which is a Company Sponsored Plan have been made in accordance with the terms of such Foreign Benefit Plan and all applicable Laws and occurred with the consent of any applicable Governmental Authority (where required), (vii) no event has occurred and no condition or circumstance exists respecting any Foreign Benefit Plan which is a Company Sponsored Plan that is a pension plan registered under the Income Tax Act (Canada) which would entitle any Person (without the consent of the Company or any of the Company Subsidiaries) to wind-up or terminate any Foreign Benefit Plan, in whole or in part, or have its registration under applicable Laws refused or revoked or being placed under the administration of any Governmental Authority or other Person and (viii) no Foreign Benefit Plan is a non-pension post-retirement benefit plan, except in each case as otherwise disclosed in Section 3.17(b) of the Disclosure Schedule.

(c)  None of the Employee Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or under other applicable Law and neither the Seller, any of its Affiliates, the Companies, the Company Subsidiaries or any members of their respective “Controlled Groups” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has at any time within the past six years sponsored or contributed to, or has or had any liability or obligation (other than with respect to contributions that have been finally paid) in respect of, any multiemployer plan.

(d)  All Employee Plans have been established, maintained and administered in all material respects in accordance with their terms and in compliance in all material respects with the requirements prescribed by applicable Law, including ERISA, the Code and other applicable Laws, orders or governmental rules or regulations, and the Seller, the Companies and the Company Subsidiaries have performed in all material respects all obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any of the Employee Plans.

(e)  Each Employee Plan and corresponding trust intended to be qualified under Sections 401(a) and 501(a) of the Code is so qualified and has received a favorable determination letter from the IRS (or an application is pending) as to its qualification, and, nothing has occurred that would reasonably be expected to cause any such Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

(f)  Neither the Seller, the Companies, the Company Subsidiaries nor the members of their respective Controlled Groups has incurred any liability to the Pension Benefit Guaranty Corporation (other than for premiums) that remains unsatisfied.

(g)  With respect to each Employee Plan which is a Company Sponsored Plan, the Seller has provided or made available to the Purchasers a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable:  (i) any related trust agreement, other funding instrument, insurance Contract or policy, (ii) the most recent determination letter, if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries to the Company Employees concerning the extent of the benefits provided under an Employee Plan, (iv)  for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, (v) with respect to the Foreign Benefit Plans, all annual information returns or other returns filed with, and significant correspondence with, any Governmental Authority within the last 3 years, (vi) a complete and accurate list of all Company Employees participating in any equity or equity-based plan and all outstanding awards thereunder and (vii) a complete and accurate list of all Company Employees participating in any non-qualified or unregistered retirement plan of either of the Companies or any of the Company Subsidiaries and the amount of each Company Employee’s benefit thereunder.  With respect to each Employee Plan which is not a Company Sponsored Plan, the Seller has provided or made available to the Purchasers a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable:  (x) the most recent determination letter, if applicable, (y) any summary plan description and other material written communications (or a description of any oral communications) by the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries to the Company Employees concerning the extent of the benefits provided under an Employee Plan and (z) a complete and accurate list of all Company Employees participating in any equity or equity-based plan and all outstanding awards thereunder (and estimated valuations thereof).

(h)  No event has occurred and no condition exists that could reasonably be expected to subject the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries by reason of their affiliation with any member of their Controlled Group, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.  No Employee Plan provides retiree welfare benefits and neither of the Companies nor any of the Company Subsidiaries has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.  Neither the Seller, any of its Affiliates, the Companies, the Company Subsidiaries nor any member of their respective Controlled Groups has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4204 of ERISA.  No “reportable event” (as such term is defined in Section 4043 of ERISA) that has not been waived or could reasonably be expected to result in material liability, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) or failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred with respect to any Employee Plan.  No Employee Plan has been, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) or Section 430(i)(4) of the Code).

(i)  With respect to any Employee Plan which is a Company Sponsored Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other Governmental Authorities are pending, threatened or in progress (including any routine requests for information from the PBGC).

(j)  Except as set forth in Section 3.17(j) of the Disclosure Schedule, no Employee Plan exists that could result in the payment to any Company Employee of any money or other property (including severance benefits) or accelerate or provide any other rights or benefits to any Company Employee as a result of the transactions contemplated by this Agreement (including any “stay” bonuses payable in connection therewith).  There is no contract, plan or arrangement (written or otherwise) covering any Company Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(k)  Each individual who renders services to either of the Companies or any of the Company Subsidiaries who is classified as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Employee Plans) is properly so characterized.

(l)  All contributions, premiums and other amounts required to be paid under the Employee Plans which are Company Sponsored Plans or by applicable Law have been paid on a timely basis in accordance with such applicable Law and the terms of such Employee Plans.  Except as fully accrued or reserved against on the Financial Statements or required to be accrued or reserved thereafter in the ordinary course of business consistent with past practice in an amount that could not reasonably be expected to be material to the Companies and the Company Subsidiaries taken as a whole, there are no unfunded liabilities with respect to any Company Sponsored Plan.

(m)  Section 3.17(m) of the Disclosure Schedule contains a true and complete list (i) of all current directors and officers of each of the Companies and the Company Subsidiaries and (ii) of all current employees engaged solely in the Business, whether or not employed by either of the Companies (the “Business Employees”), other than the Full Time Reps and, for each such Business Employee, such Business Employee’s title, date of hire, employer, current base salary or hourly rate of pay, bonus to be paid for the most recent completed fiscal year and most recent raise and fiscal year 2009 base salary.  The Companies maintain in their books and records, for all current Business Employees other than Full-Time Reps which are subject to Section 3.17(n), such Business Employees’ name, address, work location and bonus target for the current fiscal year.  As of the Closing Date, the Affected Employees will (A) be employed by the Companies or the Company Subsidiaries, and (B) be the only individuals employed by the Companies and the Company Subsidiaries.  The Business Employees constitute all of the employees reasonably necessary to conduct the Business in substantially the same manner as conducted by the Seller on the date hereof.

(n)  (i) Except as set forth on Section 3.17(n)(i)(A) of the Disclosure Schedule, all of the sales representatives of the Business are full time employees of the Companies (“Full Time Reps”).  Section 3.17(n)(i)(B) of the Disclosure Schedule contains a true and complete list of all of the Full Time Reps, and each such Full Time Rep’s title, date of hire, state or province where he or she resides, current base salary or hourly rate of pay, bonus actually paid for the most recent completed fiscal year, commission income for the most recently completed fiscal year and Net Account Billings for the each of the fiscal years ended June 30, 2007 and June 30, 2008.  For purposes of this Section 3.17(n), “Net Account Billings” as defined for the U.S. Business means, with respect to any Person, for any period, actual net commissionable sales (actual invoiced sales currently outstanding less than 180 days and actual sales invoiced and paid within 180 days from invoice) from all sales of products of the Companies and the Company Subsidiaries generated by such Person during such period.  The Companies and the Company Subsidiaries maintain in their books and records, for each Full Time Rep, such Full Time Rep’s name, address, phone number, work location, territory covered, benefits in kind, most recent raise and type of contract such Full Time Rep is subject to (if any) (i.e., fixed-term, indefinite term, part-time, full time).  For purposes of this Section 3.17(n), “Net Account Billings” as defined for the QSP Canada Business means, with respect to any Person, for any period, actual invoiced sales from all sales of products generated by such Person during such period.

(ii) Except as set forth in Section 3.17(n)(ii) of the Disclosure Schedule, each Full Time Rep is party to the standard sales representative agreement (which includes non-competition obligations upon the Full Time Rep party thereto), a true and correct copy of which has been provided to the Purchasers.

(iii) Except as otherwise disclosed in Section 3.17(n)(iii) of the Disclosure Schedule, no Full Time Rep has given written or, to the Knowledge of the Seller, oral notice of its intent to change status from full-time to part-time or terminate its relationship with the Companies or any of the Company Subsidiaries and Section 3.17(n)(iii) of the Disclosure Schedule sets forth the effective date of any such termination or reduction.

(o)  All current assessments under applicable Laws regarding workers’ compensation in relation to the Companies and the Company Subsidiaries have been paid or accrued and the Companies and the Company Subsidiaries have not been or are not subject to any additional or penalty assessment under such Laws which has not been paid.

(p)  Except as disclosed in Section 3.17(p) of the Disclosure Schedule, the Companies and the Company Subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Employee Plan or to improve or change the benefits in any material respects provided under any such Employee Plan.

(q)  All employee data necessary to administer each Company Sponsored Plan is in the possession of the Companies or the Company Subsidiaries and is in a form which is sufficient for the proper administration of the Company Sponsored Plan in accordance with its terms and all Laws and such data is complete and correct.

(r)  All Employee Plans have been operated and maintained in good faith compliance with Section 409A of the Code and the guidance promulgated thereunder since January 1, 2005.

SECTION 3.18.  Labor Matters.  Neither of the Companies nor any of the Company Subsidiaries is a party to any effective collective bargaining or other labor contract or convention, subject to any legal duty to bargain with any labor organization on behalf of employees or operating under an expired collective bargaining or other labor contract or convention.  Except as set forth on Section 3.18 of the Disclosure Schedule, the Companies and the Company Subsidiaries are in compliance in all material respects with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including human rights, pay equity, employment standards, immigration, labor relations, occupational health and safety, workers’ compensation and the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), and all other notification obligations arising under any applicable Law or otherwise.  There are currently no (a) unfair labor practice complaints or other labor controversies pending, or, to the Knowledge of the Seller, threatened, against either of the Companies or any of the Company Subsidiaries which could reasonably be expected to result in a material Liability, (b) current or, to the Knowledge of the Seller, threatened activities or proceedings to organize any unorganized employees of either of the Companies or any of the Company Subsidiaries for the purpose of authorizing representation of such employees by any labor organization or any such similar group, nor have there been any within the past three years, or (c) strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to either of the Companies or any of the Company Subsidiaries.  None of the Companies nor any of the Company Subsidiaries is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law.  There is no pending or, to the Knowledge of the Seller, threatened Action, unfair labor practice charge or other charge or inquiry against either of the Companies or any of the Company Subsidiaries brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of such Company or Company Subsidiary’s employee, or other individual or any Governmental Authority with respect to employment or employment practices brought by or before any Governmental Authority.

SECTION 3.19.  Taxes.  Except as set forth in Section 3.19 of the Disclosure Schedule:

(a)  All income, franchise and other material Tax Returns required to be filed by or with respect to the Companies and the Company Subsidiaries have been timely filed, and all such Tax Returns are complete and correct in all material respects.  The Companies and the Company Subsidiaries have timely paid in full all income, franchise and other material Taxes due and payable, including all installments on account of Taxes for the current year that are due and payable, whether or not shown on such Tax Returns, or have made adequate provision for all Taxes on the latest balance sheet included in the Financial Statements.  No waivers of statutes of limitations with respect to income, franchise and other material Tax Returns have been given by or with respect to any of the Companies or Company Subsidiaries.

(b)  There are no Tax liens upon any of the assets or properties of the Companies or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(c)  No examination or audit of any Tax Return relating to any income, franchise or other material Taxes of the Companies or the Company Subsidiaries or with respect to any income, franchise or other material Taxes due from or with respect to the Companies or the Company Subsidiaries by any Governmental Authority is currently in progress or, to the Knowledge of the Seller, threatened or contemplated.  No assessment of a material amount of Tax has been proposed in writing against the Companies or the Company Subsidiaries or any of their respective assets or properties.  There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Companies or the Company Subsidiaries for any taxable period.

(d)  No power of attorney granted by or with respect to the Companies or the Company Subsidiaries relating to material Taxes is currently in force.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, provincial, local or foreign law) has been entered into by or with respect to the

Companies or the Company Subsidiaries with respect to material Taxes.  The Seller has delivered or made available to the Purchasers for inspection (i) complete and correct copies of all income Tax Returns for the fiscal years ended June 30, 2002 through June 30, 2007 and (ii) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Companies or the Company Subsidiaries and relating to material Taxes for such taxable periods in each case, to the extent principally related to either Company or any Company Subsidiary.

(e)  Neither of the Companies nor any of the Company Subsidiaries (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Seller), or (ii) has any liability for the Taxes of any Person (other than the group to which they are currently members and the common parent of which is the Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(f)  The Companies and the Company Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws and regulations.

(g)  The Companies and the Company Subsidiaries have collected all material amounts of sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations in all material respects.

(h)  Neither of the Companies nor any of the Company Subsidiaries is a party to, or bound by, or has any obligation under, any Tax allocation, Tax indemnity or Tax sharing Contract or similar Contract or arrangement or any agreement that obligates it to make any payment computed by reference to the income, franchise or other material Taxes, taxable income or taxable losses of any other Person.

(i)  Neither of the Companies nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of foreign, state or local income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(j)  Neither of the Companies nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k)  Neither of the Companies nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(l)  None of the Canadian QSP Companies is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code and none of the Canadian QSP Companies has recognized a material amount of Subpart F income as defined in Section 952 of the Code during the portion of the Straddle Period ending on the Closing Date.

(m)  Neither of the Companies nor any of the Company Subsidiaries has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

(n)  Neither of the Companies nor any of the Company Subsidiaries has elected the method of accounting described in Section 455 of the Code (or any similar provision of state, local or foreign Law).

(o)  Except pursuant to this Agreement, for purposes of the Income Tax Act (Canada) or any other applicable Tax statute, no Person or group of Persons has or had the right to acquire control of QSP Canada or the Canadian QSP Companies.

(p)  None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax legislation of any Canadian province or any Governmental Authority, have applied, nor will they apply, to QSP Canada or the Canadian QSP Companies at any time up to and including the Closing Date.

(q)  None of QSP Canada or the Canadian QSP Companies have acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Income Tax Act (Canada).

(r)  For all transactions between QSP Canada or the Canadian QSP Companies and any Person not resident in Canada with whom QSP Canada or the Canadian QSP Companies was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, QSP Canada and the Canadian QSP

Companies have made or obtained records or documents that meet the requirements of paragraphs 247(3) and (4) of the Income Tax Act (Canada).

(s)  QSP Canada and the Canadian QSP Companies are duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services Tax and harmonized sales Tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales Tax and the registration numbers of each of them are set forth on Section 3.19(s) of the Disclosure Schedule.

(t)  The only reserves under the Income Tax Act (Canada) or any equivalent provincial or territorial statute to be claimed by QSP Canada and the Canadian QSP Companies for the taxation year ended immediately prior to the acquisition of control by the CA Purchaser are disclosed in Section 3.19(t) of the Disclosure Schedule.

(u)  The Shares of QSP are not “taxable Canadian property” for purposes of the Income Tax Act (Canada) or  “taxable Quebec property” for purposes of Title III of the Taxation Act (Quebec).

(v)  The Reader’s Digest Association (Canada) ULC is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

(w)  A section 338(h)(10) Election may be made in relation to QSP and each of the Company Subsidiaries directly or indirectly owned by QSP (provided that the US Purchaser would otherwise be able to make a Section 338(h)(10) Election in relation to the same).

SECTION 3.20.  Material Contracts.  (a)  Section 3.20(a) of the Disclosure Schedule lists each of the following Contracts to which (x) either of the Companies or any of the Company Subsidiaries is a party or by which any of their respective properties or rights are bound or (y) the Seller or any of its Affiliates (other than the Companies or the Company Subsidiaries) is bound on behalf of or for the benefit of the Companies or the Company Subsidiaries or otherwise material to the Business (other than Contracts of general applicability to Affiliates of the Seller), in each case as of the date hereof (other than in the case of purchase orders, which shall be as of July 31, 2008) (such Contracts being “Material Contracts”):

(i) all Contracts (other than Contracts with publishers) involving payments in fiscal year 2008, or which, to the Knowledge of the Seller, are reasonably likely to involve payments in fiscal year 2009, of $150,000 or more, or $375,000 or more in the aggregate over the remaining term of the Contract and, in each case, which are not otherwise required to be disclosed pursuant to this Section 3.20;

(ii) all Contracts (other than Contracts with publishers) which would be reasonably likely to result in the Companies or the Company Subsidiaries (or the Seller or its Affiliates (solely with respect to their conduct of the operations of the Business)) receiving consideration in fiscal year 2008, or to the Knowledge of the Seller, are reasonably likely to result in the Companies or the Company Subsidiaries (or the Seller or its Affiliates (solely with respect to their conduct of the operations of the Business)) receiving consideration in fiscal year 2009, of $150,000 or more;

(iii) all Contracts relating to Indebtedness, other than Indebtedness that shall be cancelled, discharged or released in full prior to the Closing;

(iv) all Contracts between either of the Companies or any of the Company Subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller (other than a Company or a Company Subsidiary), on the other hand, other than those that shall be cancelled or terminated at or prior to Closing or those that are expressly contemplated to be entered into in connection with this Agreement;

(v) all Contracts (other than Contracts with publishers) relating to (i) trademarks, service marks, trade names, corporate names, brand names, logos, trade dress, domain names and other source indicators (and goodwill related thereto) used or licensed to or by the Companies or the Company Subsidiaries (excluding licenses by the Seller of Intellectual Property, other than Intellectual Property owned by or registered in the name of any Company or Company Subsidiary, to third parties other than in connection with the Business and immaterial licenses ancillary to the subject matter of the Contract), (ii) Software used or licensed to or by the Companies or the Company Subsidiaries in the conduct of the Business and involving annual consideration in excess of $50,000 or any non-annual payments in excess of $150,000 and (iii) other Intellectual Property licensed or used in the conduct of the Business involving, in the case of this clause (iii), aggregate annual consideration in excess of $150,000 or any non-annual payments in excess of $375,000;

(vi) all Contracts for the acquisition of the capital stock or business of any Person, or of assets or properties involving aggregate consideration in excess of $375,000, by either of the Companies or any of the Company Subsidiaries, under which any of the Companies or Company Subsidiaries has significant continuing obligations or rights (other than confidentiality or indemnification obligations in effect for more than 36 months as of the date hereof and with no claims made thereunder during such period), other than purchases of inventory and office equipment and supplies in the ordinary course of business;

(vii) all Contracts for the disposition of any capital stock or business of, or assets or properties of, either of the Companies or any of the Company Subsidiaries to any Person involving aggregate consideration in excess of $375,000, under which any of the Companies or Company Subsidiaries has significant continuing obligations or rights (other than confidentiality or indemnification obligations in existence for more than 36 months as of the date hereof and with no claims made thereunder during such period), other than the disposition of inventory and obsolete or excess equipment sold or disposed of in the ordinary course of business;

(viii) all Contracts not otherwise covered in this Section 3.20 providing for indemnification of any Person other than indemnification in the ordinary course of business;

(ix) any partnership, joint venture, limited liability company, shareholders agreement or other similar Contract;

(x) all Contracts containing terms which impose (i) non-competition obligations upon the Companies or the Company Subsidiaries, or with respect to the Business, the Seller or its Affiliates, or (ii) exclusivity obligations or limitations in any geographic area or during any period of time, but excluding (x) Contracts that will not be applicable to the Companies or the Company Subsidiaries after the Closing and (y) Contracts with sales representatives and Full Time Reps entered into in the ordinary course of business;

(xi) all guarantees or other similar undertakings with respect to contractual performance (including Indebtedness) extended by either of the Companies or any of the Company Subsidiaries;

(xii) all Contracts that are material to the conduct of the Business and pursuant to which a right to termination exists or a change in terms occurs upon a change of control of the Companies; and

(xiii) all Contracts, authorizations or other arrangements (including remit arrangements) with any publisher which (a) have terms which extend past June 30, 2009 or (b) contain terms with respect to remit arrangements, offers, featuring, advertising, duration or exclusivity which deviate in any material respect from the terms of the Contracts, authorizations or other arrangements with such publisher with respect to the Fall 2008 selling campaign.

True and complete copies of all Material Contracts have been delivered to the Purchasers by the Seller (other than those marked with an asterisk (*) in Section 3.20 of the Disclosure Schedule, for which true and accurate summaries have been delivered to the Purchasers by the Seller).  Section 3.20(a) of the Disclosure Schedule separately sets forth a true and complete list of all Contracts that (x) would purport to impose a financial obligation on the Purchasers or any of their Affiliates (other than the Companies and the Company Subsidiaries) following the consummation of the transactions contemplated by this Agreement, or (y) by their terms would restrict the Purchasers or any of their Affiliates (other than the Companies and the Company Subsidiaries) from engaging in any line of business in any geographic area following the consummation of the transactions contemplated by this Agreement.

(b)  Each Material Contract is a valid and binding obligation of the Company or Company Subsidiary party thereto and, to the Knowledge of the Seller, of each other party thereto, and is enforceable, in all material respects, in accordance with its terms, against such Company or Company Subsidiary and, to the Knowledge of the Seller, against each other party thereto.  Neither of the Companies nor any of the Company Subsidiaries is and, to the Knowledge of the Seller, except as set forth on

Section 3.20(b) of the Disclosure Schedule, no other party is, in material default under, or in material breach or violation of, any Material Contract (or, as of the Closing Date, any Contract entered into following the date hereof and prior to the Closing that would be a Material Contract or a Contract described in the last sentence of Section 3.20(a) if it had been in effect on the date hereof) and, to the Knowledge of the Seller, no event has occurred which, with the giving of notice or lapse of time or both, would constitute such a material default, breach or violation.

SECTION 3.21.  Insurance.  Section 3.21 of the Disclosure Schedule sets forth a description of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of either of the Companies or any of the Company Subsidiaries.  There is no material claim by either of the Companies or any of the Company Subsidiaries pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and the Companies and the Company Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  To the Knowledge of the Seller, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

SECTION 3.22.  Bank Accounts.  Section 3.22 of the Disclosure Schedule sets forth by account the name of each bank, address, account number, type of account and signatory parties for each bank account of the Companies and the Company Subsidiaries.

SECTION 3.23.  Sufficiency of Assets.

(a)  The assets reflected on the 2008 Financial Statements (together with the assets to be transferred to the Companies in connection with the Pre-Closing Transfers and the services contemplated by the Ancillary Agreements, but excluding any assets to be transferred from the Companies in connection with the Pre-Closing Transfers) are sufficient in all respects to enable the Companies and the Company Subsidiaries to conduct or operate the Business, in all material respects, as it is conducted as of the date hereof.

(b)  As of the Closing Date (and after giving effect to the Pre-Closing Transfers), all assets required or necessary to conduct or operate the Business, in all material respects, as it was conducted during the period covered by the 2008 Financial Statements will be owned or held by the Companies and the Company Subsidiaries or made available to the Companies and the Company Subsidiaries pursuant to the Ancillary Agreements.

SECTION 3.24.  Receivables.  The accounts receivable on the Balance Sheet arose in bona fide arms-length transactions for cash and exclude receivables (other than those receivables set forth in Section 8.02(f) of the Disclosure Schedule) generated in transactions between either of the Companies or any of the Company Subsidiaries, on the one hand, and the Seller or its Affiliates (excluding the Companies and Company Subsidiaries), on the other hand, and such receivables, together with the related reserves for bad debt specifically set forth on such Balance Sheet, have been calculated in accordance with GAAP applied on a consistent basis with the past practices of the Companies.  Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of, or any increases in reserves with respect to, any customer accounts receivable of the Companies or the Company Subsidiaries, except for write-offs in the ordinary course of business of the Companies consistent with past practice in amounts that are not materially inconsistent with write-offs taken in prior periods.  The accounts receivable of the Companies and the Company Subsidiaries represent valid and binding obligations.

SECTION 3.25.  Transactions with Affiliates and Related Parties.  Except (a) as disclosed in Section 3.25 of the Disclosure Schedule or (b) as contemplated in Section 5.08 in connection with the Pre-Closing Transfers, there are no existing, and since June 30, 2007, there has been no, Contract, transaction, Indebtedness or other arrangement (“Affiliate Arrangements”), or any related series thereof, between either of the Companies or any of the Company Subsidiaries, on the one hand, and any of the directors or officers of the Companies or the Company Subsidiaries or their family members or the Seller or any of its Affiliates or any of their respective directors or officers or their family members, on the other hand (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice).  Except as set forth on Section 8.02(f) of the Disclosure Schedule and except for the transactions contemplated by this Agreement or any of the Ancillary Agreements, prior to the Closing, all such Affiliate Arrangements shall be terminated (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses consistent with past practice) without any liability or obligation of the applicable Company or Company Subsidiary.  None of the Seller nor any of its Affiliates (other than the Companies and the Company Subsidiaries) nor any of their respective directors or officers or their family members (i) owns or has any interest in any property (real or personal, tangible or intangible), Intellectual Property, Contract or other material asset used in or pertaining to the Business or (ii) has any claim or cause of action against either of the Companies or any of the Company Subsidiaries.

SECTION 3.26.  Magazine Circulation/Distribution/Audit Bureau of Circulations Compliance.  (a)  The Companies’ and the Company Subsidiaries’ revenue from the sale of magazine subscriptions through non-Affiliate distributors in each of the fiscal years ended June 30, 2006 through June 30, 2008 has not exceeded 2% of their total magazine revenue for such year.  Section 3.26(a)(i) of the Disclosure Schedule sets forth a true and complete list of all non-Affiliate distributors through which the Companies or the Company Subsidiaries have sold magazine subscriptions from July 1, 2005 through June 30, 2008.  Section 3.26(a)(ii) of the Disclosure Schedule sets forth the total sales by quantity and dollar amount of magazines (broken down into Time Inc. magazines, Reader’s Digest magazines and all other magazines) for each of the fiscal years ended June 30, 2006 through June 30, 2008.

(b)  Except as set forth in Section 3.26(b)(i) of the Disclosure Schedule, since July 1, 2006, the Companies and the Company Subsidiaries and, with respect to the Business, the Seller and its Affiliates, have each been in material compliance with all policies, rules and regulations of the Audit Bureau of Circulations (“ABC”) and BPA

Worldwide (“BPA”).  During 2006, the Companies had a series of communications with ABC whereby ABC affirmed that the selling and collection practices of the Companies and the Company Subsidiaries result in the classification of magazine subscriptions as “individual net paid circulation” for purposes of the rules and regulations of ABC (the “Approved Practices”).  The Companies and Company Subsidiaries maintain the Approved Practices and retain all material information necessary with respect to sales of magazine subscriptions to permit ABC and BPA to conduct audits in accordance with ABC’s and BPA’s requirements, respectively.  Except as set forth in Section 3.26(b)(ii) of the Disclosure Schedule, there are no audits, inquiries or investigations by ABC or BPA pending, or to the Knowledge of the Seller, threatened or imminent, and neither the Seller, its Affiliates, the Companies nor any of the Company Subsidiaries has received any written or, to the Knowledge of the Seller, oral communication from ABC or BPA that alleges any discrepancies with any audit relating to the Business or that either of the Companies or any of the Company Subsidiaries is not in compliance with the policies, rules or regulations of ABC or BPA with respect to the Business.

(c)  Each of the Companies and the Company Subsidiaries does not, and after the Closing will not be obligated to, provide subscription clearing services for non-Affiliate subscription entities.

SECTION 3.27.  Products and Inventory.   Except as set forth in Section 3.27 of the Disclosure Schedule, since July 1, 2005, neither of the Companies nor any of the Company Subsidiaries has, and, with respect to the Business, none of the Seller or any of its Affiliates has, received any written notice or, to the Knowledge of the Seller, any oral notice, relating to any claim involving use of or exposure to any of the products (or any part or component thereof) sold or services performed by the Business or either of the Companies or any of the Company Subsidiaries, including for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, breach of express or implied warranties of merchantability or fitness for any purpose or use, or from any alleged breach of implied warranties or representations or any alleged noncompliance with any applicable Laws pertaining to products liability matters, other than non-recurring claims, events and complaints that are addressed by manufacturers or suppliers to the Companies and the Company Subsidiaries.

SECTION 3.28.  Product Sales.

(a)  Section 3.28(a) of the Disclosure Schedule sets forth for each of the calendar years ended December 31, 2006 and 2007 and for the six-month period ended June 30, 2008, (i) the total purchases and total sales by volume by or on behalf of the Companies and their Affiliates (broken down by channels of distribution (as described below)) of products (“WFC Products”) supplied by WFC or its Affiliates, successors or predecessors and (ii) the reconciliation of minimum tonnage commitments under the WFC Agreement and resulting surplus or shortfall along with associated minimum tonnage commitment penalty payment due to WFC or its Affiliates.  Section 3.28(a) of the Disclosure Schedule also sets forth the total sales (by volume) of WFC Products by or on behalf of the Companies and their Affiliates for the Fall 2007 selling campaign.  For purposes hereof, the “channels of distribution” are U.S. field sales (through the regular food program and gift program, each broken out), EFR sales, Canadian sales and other fundraising channels not described in the foregoing and sales outside the fundraising channel.

(b)  Section 3.28(b) of the Disclosure Schedule sets forth, as of June 30, 2008, a true and correct schedule of all WFC Products in inventory broken down by item number and indicates the month of expiration and the weight and the cost with respect to each such product.

(c)  Section 3.28(c) of the Disclosure Schedule sets forth, from January 1, 2008 through June 30, 2008, the net purchases in tonnage of WFC Products under the WFC Agreement.  The aggregate amount of net purchases of WFC Products made by the Companies and the Company Subsidiaries for the period from July 1, 2008 through the Closing Date will on the Closing Date be as set forth on a certification of QSP (the “WFC Certificate”) delivered to the Purchasers on the Closing Date.

SECTION 3.29.  Remits; Publisher Arrangements.  (a)  Section 3.29(a) of the Disclosure Schedule sets forth for each of the fiscal years ended June 30, 2006 through June 30, 2008, (i) the average percentage remit or other monies paid to publishers and distributors for each of the following product lines of the Business (and for each subcategory): (A) (1) magazines sold through the Business’ operations in the United States (broken down into Time Inc. magazines, Reader’s Digest magazines and all other magazines sold through the United States “magazine music book” program (the “US MMB Program”), magazines sold through the gift program and magazines sold through EFR entities), (2) magazines sold by Fundraising Organizations in Canada, (B) books and (C) music by the Seller, its Affiliates, the Companies and the Company Subsidiaries, (ii) the actual remits or other monies paid by the Companies or the Company Subsidiaries or otherwise in connection with the US MMB Program (broken down into Time Inc. magazines, Reader’s Digest magazines and all other magazines), magazines sold through the gift program and magazines sold through EFR entities, (iii) the sales volume of each publication owned by the Seller and its Affiliates (through the Companies and the Company Subsidiaries) in the United States and (iv) the total number of magazine subscriptions sold through the Companies and the Company Subsidiaries.  The Companies and the Company Subsidiaries have not entered into any agreements or arrangements regarding pricing or remit with magazine publishers for the fiscal year ending June 30, 2009 that, assuming the mix and volume of magazine purchases was the same as it were for the fiscal year ending June 30, 2008, would materially affect remits paid as a percentage of gross revenue in the fiscal year ending June 30, 2009.

(b)  Section 3.29(b) of the Disclosure Schedule sets forth Promotional Privilege Commitments of the Business in the United States for each of the fiscal years ended June 30, 2006 through June 30, 2008, broken down into Time Inc. magazines, Reader’s Digest magazines, certain other major publishing companies (as indicated in the schedule) and all other magazines.  The terms of the Promotional Privilege Commitments of the Business for the period commencing on the date hereof and ending on June 30, 2009 are, in the aggregate, substantially similar to such prior periods, and there are no Promotional Privilege Commitments of the Business

extending past June 30, 2009, except as described in Section 3.29(b) of the Disclosure Schedule.

“Promotional Privilege Commitments” means any Contracts between the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries, on the one hand, and any third party, on the other hand, pursuant to which any of the Seller, any of its Affiliates, either of the Companies or any of the Company Subsidiaries has committed any advertising or promotional privilege, including commitments regarding the placement or cost of advertising.

SECTION 3.30.  Customers.  (a)  Section 3.30(a) of the Disclosure Schedule sets forth the average Remuneration Rate of Customers and the average Retention Rate of magazine Customers for each of the three fiscal years ended June 30, 2006 through June 30, 2008.

(b)  Section 3.30(b) of the Disclosure Schedule sets forth, subject to the qualifications and disclaimers set forth therein, certain estimates made in good faith by QSP based on the Program Agreements in QSP’s possession relating to Fall 2008, for Customers who were Customers in Fall 2007 (“Retained Customers”).

(c)  Section 3.30(c) of the Disclosure Schedule sets forth, subject to the qualifications and disclaimers set forth therein, certain estimates made in good faith by QSP based on the Program Agreements in QSP’s possession relating to Fall 2008, for Customers who were not Customers in Fall 2007 (“New Customers”).

(d)  The Companies maintain in their books and records the name, address, phone number, contact person and Net Account Billings for each Customer in a readily accessible, centralized format.

For purposes of this Section 3.30:

“Customer” means any school, group, institution, organization or other Person to whom or to which either of the Companies, any of the Company Subsidiaries, the Seller or any of its Affiliates sells any products of the Business.

“Net Account Billings” means, with respect to any Person for any period, actual invoiced amounts from all sales of all products of the Companies and the Company Subsidiaries generated by such Person during such period reduced by the aggregate amount of (i) invoiced sales previously generated by such Person relating to products returned during such period and (ii) accounts receivable from previously invoiced sales that are more than 180 days past due on the last day of such period.

“Remuneration Rate” means the percentage of Net Account Billings from the Companies retained by Customers.

“Retention Rate” means the percentage of Customers for one period who were customers in the prior period.

SECTION 3.31.  Certain Business Practices.  To the Knowledge of the Seller, no payment of money, loan, gift or anything of value has been offered, promised, paid or given, directly or indirectly, by either of the Companies or any of the Company Subsidiaries or any of their respective directors, officers, employees, consultants or agents, to or for the use of any foreign official, foreign political party or official thereof, or any candidate for foreign political office, for the purpose of (a) influencing any act or decision of such foreign official, political party, party official or candidate in his or its capacity, (b) inducing such foreign official, political party, party official or candidate in his or its official capacity to do or omit to do any act in violation of the lawful duty of such official, political party, party official or candidate, (c) securing improper advantage or (d) inducing any such foreign official, political party, party official or candidate to use his or its influence with a foreign Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist the Companies, any of the Company Subsidiaries or, with respect to the Companies, the Company Subsidiaries or the Business, the Seller or its Affiliates, in any manner.

For purposes of this Section 3.31:

“foreign official” means any officer or employee of a Governmental Authority other than the United States Government, or any department, agency or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such foreign Governmental Authority, or for or on behalf of any such public international organization; and

“public international organization” means an organization designated by executive order pursuant to the International Organization Immunities Act (22 U.S.C. 288), the Foreign Corrupt Practices Act (15 U.S.C. 78dd-1) or the Corruption of Foreign Public Officials Act (Canada).

SECTION 3.32.  Brokers.  No broker, finder or investment banker or similar agent is entitled to any brokerage, investment banking, consulting or finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of the Companies, any of the Company Subsidiaries, the Seller or any of their Affiliates.

SECTION 3.33.  Residence.  The subsidiary of the Seller that owns the QSP Canada Shares and that will sell such shares pursuant to this Agreement is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

SECTION 3.34.  Competition Act (Canada).  For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), the aggregate value of the assets in Canada being acquired and the gross revenues from sales in and from Canada generated from the assets in Canada being acquired, determined in each case as prescribed in the Competition Act (Canada), are less than CDN$50 million and CDN$50 million, respectively.

SECTION 3.35.  Activities of QSP Canada and EFR.  (a)  QSP Canada is currently engaged in a fundraising business which facilitates the marketing of magazines and books by schools and youth groups, fundraising or charitable or not-for-profit institutions or organizations (collectively, “Fundraising Organizations”) in Canada.  This activity involves (i) entering into contracts with publishers pursuant to which QSP Canada agrees to advertise the publishers’ magazines and books in its catalog and to remit to the publishers a percentage of the revenues generated from the sales of magazines and books made by the Fundraising Organizations, and the publishers agree to be exclusively responsible for order fulfillment and for delivery of any magazines or books sold; (ii) entering into agreements with Fundraising Organizations pursuant to which the Fundraising Organizations agree to solicit and make sales of the magazines and books contained in the QSP Canada catalog, in exchange for a percentage of the sales revenues generated by the Fundraising Organizations; and (iii) forwarding orders for magazines and books generated by such Fundraising Organizations to such publishers.  The respective roles of QSP Canada, the publishers and the Fundraising Organizations in this activity have not materially changed since July, 1995, being the date when Reader’s Digest Association (Canada) Ltd. acquired the interest in QSP Canada previously held by Maclean Hunter Ltd.

(b)  EFR engages in a fundraising business which facilitates the marketing of products which are principally non-publishing products primarily in the United States and, to a de minimus extent, in Canada.  From time to time, EFR facilitates the marketing of magazines published in the United States.

(c)  As of the Closing Date, neither QSP Canada nor EFR (to the extent any of the following is applicable to the business activities of EFR) will (i) take or hold title to or in any magazine or book that is the subject of its fundraising activities; (ii) transfer title to subscribers or buyers of any of the magazines or books that are the subject of such fundraising activities; (iii) take physical possession of any of the magazines or books that are the subject of such fundraising activities; (iv) deliver, or arrange for the delivery of, any of the magazines or books that are the subject of such fundraising activities; (v) take financial responsibility for any failure by a publisher to deliver any magazines or books sold by a Fundraising Organization, or for any defects or problems with the quality of a magazine or book (except that QSP Canada may reimburse a purchaser in such circumstances, subject to receiving an indemnity from the publisher); (vi) publish any magazines or books; (vii) represent itself as the publisher or seller of any of the magazines or books that are the subject of such fundraising activities; or (viii) produce, distribute or sell, in Canada, any books, periodicals, magazines, newspapers, film or video recordings, audio or video music recordings or print music.

(d)  Notwithstanding any other terms hereof including the definition of “Business” in Section 1.01, the description of the activities and the nature of the businesses of QSP Canada and EFR as set forth in this Section 3.35 are accurate, true and complete as they relate to any activities of the QSP Canada or EFR, respectively, involving magazines, books, periodicals, newspapers, film, video, radio, music and broadcast activities.

(e)  No Company or Company Subsidiary other than QSP Canada or EFR conducts any business or operations in Canada.

SECTION 3.36.  No Other Representations or Warranties; Schedules.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE, AS UPDATED IN ACCORDANCE WITH SECTION 5.12) AND IN THE ANCILLARY AGREEMENTS, NEITHER THE SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT THE COMPANIES, THE COMPANY SUBSIDIARIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE, AS UPDATED IN ACCORDANCE WITH SECTION 5.12) OR IN THE ANCILLARY AGREEMENTS, THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASERS OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCHASERS BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE SELLER OR ANY OF ITS AFFILIATES).  THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO THE PURCHASERS REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES OR THE COMPANY SUBSIDIARIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Seller, jointly and severally, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 4.01.  Organization and Authority of the Purchasers.  The US Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and the CA Purchaser is an Alberta unlimited liability corporation duly organized, validly existing and in good standing under the laws of Alberta, Canada, and each Purchaser has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party.  The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by each Purchaser of its obligations hereunder and thereunder and the consummation by each Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by each Purchaser, and (assuming due authorization, execution and delivery by the Seller or its Affiliates, as applicable) this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is a party shall constitute, legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms.

SECTION 4.02.  No Conflict.  Assuming compliance with the notification and waiting period requirements of the HSR Act, the post-Closing notification requirements of the Investment Canada Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby by each Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or comparable constitutive documents) of such Purchaser, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to such Purchaser or its assets, properties or businesses, (c) conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation or increased, additional or accelerated or guaranteed rights or entitlements of any Person under, any Contract to which such Purchaser is a party or (d) result in the creation of any Encumbrance upon the business, properties or assets of such Purchaser except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party.

SECTION 4.03.  Governmental Consents and Approvals.  The execution, delivery and performance by each Purchaser of this Agreement and each Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the notification and waiting period requirements of the HSR Act, (b) the post-Closing notification requirements of the Investment Canada Act and (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the consummation by such Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.04.  Litigation.  As of the date hereof, no material Action by or against either Purchaser is pending or, to the Knowledge of the Purchasers, threatened, which would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.05.  Brokers.  No broker, finder or investment banker or similar agent is entitled to any brokerage, investment banking, consulting or finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.

SECTION 4.06.  Investment Intention.  The Purchasers are acquiring the Shares for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.  The Purchasers understand that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

SECTION 4.07.  Seller’s Representations.  The Purchasers acknowledge and agree that, except as set forth in Article III (as modified by the Disclosure Schedule) or in any Ancillary Agreement, the Seller has made no other representations or warranties, express or implied, oral or written, in connection with the transactions contemplated hereby, and the Purchasers acknowledge and agree that, except for such representations and warranties contained therein or as otherwise expressly provided by this Agreement, the Shares and the assets and the business of the Companies and the Company Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims the Purchasers may have for breach of representation or warranty shall be based solely on the representations and warranties of the Seller set forth in Article III (as modified by the Disclosure Schedule) or in any Ancillary Agreement.  The Purchasers further acknowledge that neither the Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies or any of the Companies Subsidiaries, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement or in an Ancillary Agreement, and none of the Seller, any of its Affiliates or any other Person will have or be subject to any liability to the Purchasers or any of their Affiliates resulting from the distribution to the Purchasers or their representatives or the Purchasers’ use of, any such information, including any memoranda or materials distributed on behalf of the Seller relating to the Companies or any of the Company Subsidiaries or other publications or data room information provided to the Purchasers or their representatives, or any other document or information in any form provided to the Purchasers or their representatives in connection with the sale of the Companies and the Company Subsidiaries and the transactions contemplated hereby, in each case other than for fraud.  Accordingly, the Purchasers represent and warrant that they are relying on no representations, warranties or disclosures by the Seller, any of its Affiliates or any other Person as an inducement to enter into this Agreement or to consummate the transactions contemplated herein, other than as provided in Article III (as modified by the Disclosure Schedule) or in the Ancillary Agreements.

ARTICLE V

ADDITIONAL AGREEMENTS

Each of the parties acknowledges and agrees that, except with respect to the covenants contained in Sections 5.06 and 5.08, nothing in this Article V shall be deemed to require from the Seller, or restrict or limit the Seller from taking, any action or failing to take any action solely with respect to any of the assets, properties or liabilities to be transferred to the Seller in connection with the Pre-Closing Transfers.

SECTION 5.01.  Conduct of Business Prior to the Closing.  The Seller covenants and agrees that, except as expressly contemplated herein or described in Section 5.01 of the Disclosure Schedule, and except as required by applicable Law, between the date hereof and the Closing, the Seller shall cause each of the Companies and the Company Subsidiaries to (i) conduct the Business in the ordinary course (including with respect to marketing, promotions, capital expenditures and inventory levels) consistent with past practice, (ii) pay and discharge the debts and liabilities of such Company or Company Subsidiary as they become due, (iii) maintain in full force and effect all insurance covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Companies and the Company Subsidiaries, (iv) manage working capital in the ordinary course of business consistent with past practice, including with respect to generation and collection of payables and receivables, and (v) use its commercially reasonable efforts to preserve in all material respects and consistent with past practices, the Business, including its relationships with employees, customers, suppliers, licensors, creditors and distributors.  Except as described in Section 5.01 of the Disclosure Schedule or as required by applicable Law, the Seller covenants and agrees that, between the date hereof and the Closing, without the prior written consent of the Purchasers, each of the Companies and the Company Subsidiaries will not and, with respect to the Companies, the Company Subsidiaries or the Business, the Seller and its Affiliates will not:

(a)  (i) issue or sell any capital stock, notes, bonds or other securities of such Company or Company Subsidiary (or any option, warrant or other right to acquire the same), (ii) redeem any of the capital stock of such Company or Company Subsidiary or (iii) declare, set aside, make or pay any non-cash dividends or distributions to the holders of capital stock of such Company or Company Subsidiary or declare any cash dividend or distribution payable after the Closing;

(b)  amend or restate any of the Charter Documents (or similar organizational documents of any Company Subsidiary);

(c)  incur, assume, guarantee or otherwise become liable for any Indebtedness (other than Indebtedness incurred in the ordinary course of business which shall be discharged or from which the Company and the Company Subsidiaries will be released at or prior to Closing);

(d)  subject any of the Assets to any Encumbrance, other than Permitted Encumbrances or Encumbrances to be discharged at Closing;

(e)  (i) increase the compensation or fringe benefits of any Business Employee (except for increases in salary or wages in the ordinary course of business consistent with past practice (and not in excess of 3% per annum, in the aggregate) or the payment of accrued or earned but unpaid bonuses), (ii) hire any new employee with an annualized salary in excess of $150,000, (iii) grant or increase any severance or termination pay to any present or former Company Employee (except, in the case of grants and payments, for grants or payments in the ordinary course of business consistent with past practice pursuant to severance plans of the Seller, the Companies or the Company Subsidiaries existing as of the date hereof), (iv) loan or advance any money or other property to any Business Employee other than commission and promotion advances to sales representatives in the ordinary course of business pursuant to the 12-Pay Program, (v) change any commission or incentive structure for inside or outside sales personnel, (vi) change the status of any Business Employee from Business Employee to independent contractor or other non-employee status or the status of any independent contractor or non-employee to Business Employee, (vii) establish, adopt, enter into, amend or terminate (or grant any waiver or consent under) any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, other than Employee Plans applicable or to be applicable to the employees of the Seller and its Affiliates generally, or (viii) grant any equity or equity-based awards with respect to the capital stock of any of the Companies or the Company Subsidiaries;

(f)  transfer to the Companies or the Company Subsidiaries any employee or independent contractor of the Seller or its Affiliates from another division or line of business of the Seller or its Affiliates, or transfer any Business Employee from the Companies or the Company Subsidiaries to another subsidiary, division or line of business of the Seller or its Affiliates;

(g)  for financial accounting purposes, change any method of accounting or accounting practice or policy used by such Company or Company Subsidiary, other than such changes required by GAAP, or change the fiscal year of such Company or Company Subsidiary;

(h)  enter into, terminate or materially amend or modify, or assign, any Lease with respect to any Leased Real Property (other than termination of any existing warehouse Leases and replacement thereof (provided that any such replacement is on terms not materially less favorable, taken as a whole, than the Lease being replaced));

(i)  compromise or settle any Action in a manner that would result in a restriction on the business of such Company or Company Subsidiary or that would require any payment subsequent to the Closing by such Company or Company Subsidiary, or compromise or waive any material claims or rights of such Company or Company Subsidiary other than any Retained Litigation (and consistent with the provisions of Section 9.05(b));

(j)  make, incur or commit to incur any capital expenditure, other than capital expenditures not in excess of $75,000 in the aggregate;

(k)  acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or capital stock of, or by any other manner, any other Person (or division thereof);

(l)  subject to clause (m) below, other than short term purchase orders for inventory in the ordinary course of business consistent with past practices, (i) enter into or renew any Contract that would be a Material Contract or a Contract described in the last sentence of Section 3.20(a) if it had been in effect on the date hereof or (ii) amend, waive, terminate, cancel, fail to renew or extend (in accordance with its terms contemplating a renewal or extension) any provision of any Material Contract;

(m)  renew any Material Contract described in Section 3.20(a)(xiii) or enter into any Contract that would be a Material Contract described in Section 3.20(a)(xiii) if it had been in effect on the date hereof;

(n)  take any action (or omit to take any action) if such action (or omission) will or is reasonably likely to result in any of the conditions to the obligation of the Purchasers to consummate the transactions contemplated by this Agreement set forth in Article VIII not being satisfied;

(o)  sell, assign, lease, license, transfer or otherwise dispose of Assets having a value of $50,000 in the aggregate, except the sale of inventory and obsolete or excess equipment sold or disposed of in the ordinary course of business;

(p)  make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to material Taxes except as may be required by applicable Law, enter into any Tax sharing Contract, Tax indemnity or Tax allocation Contract, file any material amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to either of the Companies or any of the Company Subsidiaries, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to either of the Companies or any of the Company Subsidiaries;

(q)  acquire, launch or discontinue any product line;

(r)  pay, loan or advance any amount to, or sell, transfer or lease any Assets to, the Seller or any of its Affiliates, except for (A) transactions among the Companies and the Company Subsidiaries, (B) dividends and distributions permitted under clause (a)(iii) above, (C) the Pre-Closing Transfers and (D) intercompany transactions in the ordinary course of business; or

(s)  authorize, commit or agree, whether in writing or otherwise, to take any of the actions specified in Sections 5.01(a)-(r), except as expressly contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.02.  Access to Information.  (a)  From the date hereof until the Closing, (i) upon reasonable notice, the Seller shall cause each of the Companies and the Company Subsidiaries and their respective officers, directors, employees and agents to afford the Purchasers and their authorized representatives (including their accountants, counsel and financial advisors) reasonable access to (A) the offices, executive officers and key personnel who are identified on Schedule 1.01(b), properties and books and records of such Company or Company Subsidiary and (B) upon reasonable notice to, and approval (not to be unreasonably withheld) from, the Seller, the Business Employees; provided, however, that, in each case, any such access shall be conducted during normal business hours and in such a manner as not to interfere, in any material respect, with the normal operations of the Business, and (ii) the Seller shall furnish to the Purchasers management reports regarding the Business (or copies thereof) to the extent such reports are provided to management of the Companies or the Company Subsidiaries in the ordinary course of business after the date hereof.

(b)  For a period of seven years after the Closing (and for records relating to Taxes, for a period that continues until the expiration of the relevant statute of limitations) and for any reasonable additional time requested by the Purchasers for a reasonable purpose, the Seller and its Affiliates shall (i) retain the books and records relating to the Business and the Companies and the Company Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchasers or the applicable Company or Company Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchasers reasonable access (including the right to make, at the Purchasers’ expense, photocopies), during normal business hours, to such books and records (other than books and records the disclosure of which would waive any attorney-client or other privilege); provided, however, that (x) any such access or furnishing of information shall be conducted during normal business hours and in such a manner as not to interfere, in any material respect, with the normal operations of the Seller’s business and (y) the Seller may take appropriate measures to protect the secrecy and confidentiality of information of the Seller that is not related to the Business or the Companies or the Company Subsidiaries.

(c)  For a period of seven years after the Closing (and for records relating to Taxes, for a period that continues until the expiration of the relevant statute of limitations) and for any reasonable additional time requested by the Seller for a reasonable purpose, the Purchasers and their Affiliates (including, after the Closing, the Companies and the Company Subsidiaries) shall (i) retain the books and records relating to the Business and the Companies and the Company Subsidiaries relating to periods prior to the Closing delivered to the Purchasers or the applicable Company or Company Subsidiary and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records (other than books and records the disclosure of which would waive any attorney-client or other privilege) solely for the purpose of defending or asserting claims in connection with any Action (other than any Action against the Purchasers or their Affiliates) or in connection with any filing with (including normal forms and returns), or audit or other proceeding before, any Tax, accounting or Governmental Authority; provided, however, that (x) any such access or furnishing of information shall be conducted during normal business hours and in such a manner as not to interfere, in any material respect, with the normal operations of the Purchasers’ business and (y) the Purchasers may take appropriate measures to protect the secrecy and confidentiality of information of the Purchasers that is not related to the Business or the Companies or the Company Subsidiaries in respect of the Seller’s period of ownership thereof.

SECTION 5.03.  Confidentiality.  (a)  The terms of the letter agreement dated as of April 17, 2008 (the “Confidentiality Agreement”) between the Seller and Time Inc. are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the obligations set forth in the Confidentiality Agreement to the extent related to the non-disclosure of information relating to the Companies and the Company Subsidiaries shall terminate.

(b)  The Seller and its Affiliates shall not divulge, furnish or make available to anyone (other than the Purchasers) any proprietary information of the Companies and the Company Subsidiaries or related to the Business; provided that the foregoing shall not restrict the Seller and its Affiliates from disclosing information prior to the Closing in the ordinary course of business consistent with past practice.  This Section 5.03(b) shall not apply to any such proprietary information which (i) shall have entered the public domain or become available through no breach of this Section 5.03(b) by the Seller or any of its Affiliates, (ii) shall have become available to the Seller or any of its Affiliates from a third party whom the Seller or such Affiliate does not know is under a duty or obligation to any of the Seller, the Companies, the Company Subsidiaries or the Purchasers to keep such proprietary information confidential or (iii) shall be required by Law or the rules or regulations of any stock exchange on which the securities of the disclosing party or its Affiliates are traded to be disclosed, provided that the Seller shall give prompt notice of such requirement to the Purchasers and cooperate with the Purchasers, at the Purchasers’ sole cost and expense, as reasonably requested to seek a protective order with respect to, or otherwise prevent, the disclosure of such information.

SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents.  (a)  The Purchasers and the Seller agree to use their commercially reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities set forth on Section 5.04 of the Disclosure Schedule and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.  In furtherance of the foregoing, each party hereto agrees to make its respective filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and, in any event, within three Business Days after the execution of this Agreement, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)  Each party shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority (other than any confidential business information of such party included in a filing that is not required to be agreed upon by the Purchasers and the Seller for purposes of the submission thereof).  Each party shall have the right to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this

Agreement with the other party’s prior consent (which consent shall not be unreasonably withheld) and to the extent permitted by such Governmental Authority.  Each party will provide the other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (other than any confidential business information of such party included in a filing that is not required to be agreed upon by the Purchasers and the Seller for purposes of the submission thereof), such correspondence, filings and communications to be subject to the Confidentiality Agreement.

(c)  Each of the Purchasers and the Seller shall use commercially reasonable best efforts to take such action as may be required to cause the expiration of the waiting period under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after their respective filings under the HSR Act.  Each of the Purchasers and the Seller shall use commercially reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act.

(d)  Notwithstanding anything to the contrary contained in this Agreement (including Section 5.04(a)-(c)), neither the Seller (with respect to itself or the Companies, the Company Subsidiaries or the Business) nor the Purchasers or any of their Affiliates shall be obligated to: (i) institute any Action, (ii) agree to the imposition of limitations on the ability of either Purchaser or any Affiliate of the Purchasers to hold, or exercise full rights of ownership of, the Shares, the Business, the Companies and the Company Subsidiaries, (iii) agree to prohibit either Purchaser or any of their Affiliates from effectively controlling in any respect the Business or operations of the Companies and the Company Subsidiaries, (iv) agree to any consent decree, divestiture, hold separate order or comparable arrangement, or any sale, transfer, license, divestiture or other disposition of any assets of either Purchaser, the Companies or the Company Subsidiaries or any of their respective Affiliates, or any limitation on either Purchaser’s acquisition, ownership, operation, effective control or exercise of full rights of ownership, or the termination or amendment of any existing relationships and contractual rights or (v) agree or commit to any other limitation or restriction with respect to the Companies, the Company Subsidiaries, the Business or the Purchasers or their Affiliates or any of their respective businesses or operations.  In the event that the Purchasers grant such written consent, the Seller shall cause the Companies to agree to the matters as directed by the Purchasers (which agreement may be conditioned upon the consummation of the Closing).

SECTION 5.05.  Notifications.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.06.  Further Action.  The parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.  From time to time after the Closing, at the request of the Purchasers, the Seller will execute and deliver any further instruments and take such other action as the Purchasers may reasonably request to carry out the transactions contemplated hereby.

SECTION 5.07.  Insurance Matters.  The Seller or its Affiliates shall keep, or cause to be kept, any insurance policies of the Seller or its Affiliates (including the Company and the Company Subsidiaries) that cover any loss, liability, claim, damage or expense relating to the Companies, the Company Subsidiaries, the Assets or the Business (the “Subject Liabilities”), in full force and effect through the close of business on the Closing Date.  Following the Closing, to the extent that (i) any insurance policies owned or controlled by the Seller or any of its Affiliates (other than the Company or any Company Subsidiary) (collectively, the “Seller’s Insurance Policies”) cover any Subject Liabilities resulting from, arising out of, based on or relating to, occurrences prior to the Closing and (ii) Seller’s Insurance Policies permit claims to be made thereunder with respect to Subject Liabilities resulting from, arising out of, based on or relating to, occurrences prior to the Closing (the “Company Claims”), the Seller shall cooperate and shall cause its Affiliates to cooperate with the Purchasers or, as applicable, either Company or any Company Subsidiary, in submitting Company Claims (or pursuing Company Claims previously made) on behalf of either Purchaser, either Company or a Company Subsidiary, as applicable, under any Seller’s Insurance Policies.

SECTION 5.08.  Pre-Closing Transfers.  At or prior to the Closing, the Seller (a) shall cause the applicable Company or Company Subsidiary to assign, transfer, convey and deliver all right, title and interest in and to the assets and liabilities set forth in Section 5.08(a) of the Disclosure Schedule to an Affiliate of the Seller (other than either Company or any Company Subsidiary), (b) shall transfer to the payroll of either Company or a Company Subsidiary each Business Employee that is not currently a Company Employee, which employees are set forth in Section 5.08(b) of the Disclosure Schedule, (c) shall transfer or shall cause the applicable Affiliate to transfer from the payroll of either Company or any Company Subsidiary each Company Employee that is not currently a Business Employee, which employees are set forth in Section 5.08(c) of the Disclosure Schedule, (d) shall, or shall cause the applicable Affiliate to, assign, transfer, convey and deliver all right, title and interest in and to the assets and liabilities set forth in Section 5.08(d) of the Disclosure Schedule to QSP or QSP Canada, as applicable, free and clear of all Encumbrances, and (e) shall cause EFR to redeem or repurchase all outstanding preference shares of EFR (the parties agreeing to act in good faith such that the redemption or repurchase transactions are carried out in a manner reasonably acceptable to each of the parties), each in a manner and pursuant to documentation reasonably satisfactory to the Purchasers (collectively, the “Pre-Closing Transfers”).

SECTION 5.09.  Exclusivity.  As an inducement to the Purchasers to enter into this Agreement, and in consideration of the time and expense which they have devoted and will devote to the transactions contemplated hereby during such period, until the earlier of (i) the Closing Date and (ii) termination of this Agreement in accordance with Section 10.01 hereof, the Seller shall not, and the Seller shall cause its Affiliates, officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained or acting on behalf of such party or any director, officer or employee of such party) not to directly or indirectly (x) initiate, solicit, encourage or entertain proposals, inquiries, indications of interest or offers to purchase the Shares or the Business or all or substantially all of the Assets (an “Acquisition Proposal”), or (y) enter into any discussions, negotiations, agreements, arrangements or commitments with respect to an Acquisition Proposal with any Person who has made an Acquisition Proposal; provided, however, that the foregoing shall not restrict the Seller from dispositions in the ordinary course of business of inventory and obsolete or excess equipment.  The Seller will immediately cease any existing discussions with any Persons concerning any Acquisition Proposal.

SECTION 5.10.  Non-Competition/Non-Solicitation.  (a)  From the Closing Date until December 31, 2013 (the “Restricted Period”), the Seller shall not, and shall cause its direct and indirect subsidiaries not to, directly or indirectly, engage in, or acquire or hold any ownership interest in any other Person engaging in, the ownership, management, operation or control of (or sharing of profits or revenues in) any Competitive Business (the “Restricted Activities”) in the United States, Canada or Mexico, or license or otherwise make available any Seller Marks or other Business-related Intellectual Property to any Competitive Business for a use substantially similar to the manner in which any such Seller Marks or other Business-related Intellectual Property were used by the Companies or the Company Subsidiaries in the 12 months prior to the Closing; provided, however, that the foregoing shall not prevent the Seller or any of its subsidiaries from allowing any third party to use any Seller Marks or other Business-related Intellectual Property solely for purposes of the marketing, selling and distributing by the Seller or any of its subsidiaries of any products or services of the Seller or its subsidiaries to or through any third party engaged in a Competitive Business.

(b)  From the date hereof until the Closing, the Seller shall not, and shall cause its direct and indirect subsidiaries not to, directly or indirectly, (i) solicit for employment, hire or attempt to hire any Business Employee employed by either Company or any Company Subsidiary or (ii) induce or otherwise counsel, advise or encourage any Restricted Employee to leave the employment of the applicable Company or Company Subsidiary, other than, in each case, pursuant to the Pre-Closing Transfers as contemplated in Section 5.08.

(c)  From the Closing until the end of the Restricted Period, the Seller shall not, and shall cause its direct and indirect subsidiaries not to, directly or indirectly, (i) solicit for employment, hire or attempt to hire (A) any Business Employee or (B) any executive officer or key employee of either Company or any Company Subsidiary, in the case of this clause (B), regardless of whether such person is hired before or after the Closing (collectively, “Restricted Employees”) or (ii) induce or otherwise counsel, advise or encourage any Restricted Employee to leave the employment of such Company or Company Subsidiary, as applicable; provided, however, that the foregoing will not prohibit a general solicitation to the public through general advertising not targeted at Restricted Employees; and provided, further, however, that the foregoing shall not prohibit the solicitation or hiring of any Restricted Employee that has ceased to be an employee of either Company or any Company Subsidiary after the Closing for a period of not less than four months, provided that the four-month waiting period shall not apply to any Restricted Employee whose employment with the applicable Company or Company Subsidiary is terminated without cause by such Company or Company Subsidiary.

(d)  For purposes of the covenants contained in this Section 5.10, the Restricted Period with respect to any particular covenant shall be tolled during any period of violation of such covenant by the Seller or its Affiliates.

(e)  In the event that any of the covenants contained in this Section 5.10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of being too extensive in any other respect, the covenants contained in this Section 5.10 shall be interpreted to extend only over the longest period of time for which they may be enforceable, and/or over the largest geographical area as to which they may be enforceable and/or to the maximum extent in all other aspects as to which they may be enforceable, all as determined by such court in such action.

(f)  The restrictive covenants contained in this Section 5.10 are each covenants independent of any other provision of this Agreement, and the existence of any claim which a party may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants.  The parties hereto agree that a breach by any other party hereto of this Section 5.10 may cause irreparable harm and that the remedies at law for any breach or threat of breach of the provisions of this Section 5.10 may be inadequate, and that such party shall be entitled to an injunction or injunctions to prevent breaches of this Section 5.10 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law.

(g)  The Seller acknowledges that the covenants of the Seller set forth in this Section 5.10 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchasers would not have entered into this Agreement.  The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.10 are reasonable and proper.

(h)  The Purchasers and the Seller agree that no portion of the Purchase Price is allocated to a restrictive covenant, as that expression is defined under proposed section 56.4 of the Income Tax Act (Canada).  If any portion of the Purchase Price is determined by the Canada Revenue Agency or a provincial Tax authority to be in respect of such a restrictive covenant, then the parties agree to cooperate in good faith, which cooperation shall include the making of appropriate Tax elections under that proposed provision, to achieve a Tax result that is efficient for each of them in the circumstances.

SECTION 5.11.  Guarantees.  (a)  The Seller shall use its commercially reasonable efforts to obtain the release of each guarantee, assurance, letter of credit, co-borrowing arrangement or similar obligation of the Companies or the Company Subsidiaries for the benefit of the Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries) (the “Guarantees”) on or prior to the Closing Date, including the Guarantees listed on Section 5.11(a) of the Disclosure Schedule.  Such efforts shall include offering its own guarantee in substitution for, and on at least substantially the same terms of, any Guarantee.  The Seller shall indemnify, defend and hold harmless the Purchasers and their Affiliates (including, after the Closing, the Companies and the Company Subsidiaries) against and reimburse the Purchasers and their Affiliates (including, after the Closing, the Companies and the Company Subsidiaries) to the extent any Guarantee is called upon and the Purchasers or any of their Affiliates (including, after the Closing, the Companies and the Company Subsidiaries) make any payment or are obligated to reimburse, in each case after the Closing, the party issuing the Guarantee.

(b)  The Purchasers shall use their commercially reasonable efforts to obtain the release of each guarantee, assurance, letter of credit, co-borrowing arrangement or similar obligation of the Seller for the benefit of the Companies and the Company Subsidiaries listed on Section 5.11(b) of the Disclosure Schedule (the “Seller Guarantees”) on or prior to the Closing Date.  Such efforts shall include offering their own guarantee in substitution for, and on at least substantially the same terms of, any Seller Guarantee.  Except with respect to liabilities allocated to the Seller pursuant to Section 5.13, the Purchasers shall indemnify, defend and hold harmless the Seller and its Affiliates (other than the Companies and the Company Subsidiaries) against and reimburse the Seller and its Affiliates (other than the Companies and the Company Subsidiaries) to the extent any Seller Guarantee is called upon and the Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries) makes any payment or is obligated to reimburse, in each case after the Closing, the party issuing the Seller Guarantee.

SECTION 5.12.  Updates to Disclosure Schedule.  The Seller may modify, change, update or supplement the Disclosure Schedule by written delivery to the Purchasers prior to the Closing Date for circumstances arising or events occurring after the date hereof that are not in contravention of Section 5.01 (a “Disclosure Schedule Update”).  Other than any updates to any applicable subsection of Sections 3.17(m)(i), 3.17(m)(ii), 3.17(n)(i) and 3.17(n)(iii) of the Disclosure Schedule solely to reflect (x) actions taken by the Seller subsequent to the date hereof as permitted under Section 5.01 or (y) the voluntary resignation or change in status from full-time to part-time of any employee or sales representative subsequent to the date hereof, (a) (i) the conditions to the Purchasers’ obligation to effect the Closing pursuant to Section 8.02, (ii) the Purchasers’ right to terminate this Agreement pursuant to Section 10.01 and (iii) the Purchasers’ right to indemnification pursuant to Sections 7.01 and 9.02 shall in no way be prejudiced by the delivery of such Disclosure Schedule Update and (b) if the Purchasers and the Seller thereafter close the transactions contemplated herein in accordance herewith, the Disclosure

Schedule Update shall not modify the Disclosure Schedule or the representations and warranties related thereto for purposes of the Purchasers’ rights under Articles VII and IX.

SECTION 5.13.  WFC Purchases.  (a)   The Purchasers shall be required to cause QSP to Purchase, in any applicable period following the Closing Date, pursuant to and in accordance with the terms of the Amended and Restated Master Relationship Agreement, dated May 22, 2007, among QSP, the Seller, World’s Finest Chocolate, Inc. (“WFC”) and certain of its Affiliates (the “WFC Agreement”), no more than an aggregate amount of WFC Products (as defined in the WFC Agreement for purposes of this Section 5.13) in calendar year 2008 equal to 1,500 tons, and an aggregate amount of WFC Products in calendar year 2009 equal to 3,000 tons (provided that, (i) in the event that any sales representatives are transferred from QSP to WFC after June 30, 2008, then the tonnage amounts for calendar years 2008 and 2009 set forth above shall each be reduced by the same amount as any reduction in the Minimum Tonnage Volume Commitment (as defined in Section 2.6 of the WFC Agreement) resulting from the transfer of such sales representatives, in accordance with the terms of the WFC Agreement or as otherwise agreed to by WFC, and (ii) the tonnage amount for calendar year 2008 set forth above shall be reduced ton-for-ton by the amount of WFC Products Purchased by the Companies and the Company Subsidiaries from June 30, 2008 through the Closing Date) (such minimum amount for any period for the Purchasers, as reduced in accordance with the foregoing proviso, the “Purchaser Minimum Tonnage Commitment”).  With respect to the amount of products to be Purchased thereunder, the Purchasers shall have no liability pursuant to the WFC Agreement to purchase WFC Products in excess of the Purchaser Minimum Tonnage Commitment, and any and all liabilities arising under Section 2.6 of the WFC Agreement in respect of Purchase requirements in excess of such Purchaser Minimum Tonnage Commitment shall be directly paid by the Seller as provided below.  In furtherance of the foregoing, the Seller shall pay to WFC on behalf of QSP (or, in the case of Related Losses, to QSP), upon demand of QSP and receipt of reasonable backup documentation (including invoices and reasonable substantiation for the invoices), any and all penalties or Losses arising solely from the Seller’s failure to pay such penalties or to any other action or inaction on the Seller’s or its Affiliates’ part (such Losses, “Related Losses”) that are imposed upon QSP or any of its Affiliates as a result of any failure of QSP to Purchase an amount in excess of the Purchaser Minimum Tonnage Commitment in calendar years 2008 and 2009 (“Seller’s Penalty Commitment”).  Penalties resulting from the failure of QSP to Purchase the Purchaser Minimum Tonnage Commitment shall be paid by QSP directly to WFC.  The Purchasers and the Seller acknowledge and agree that the Purchasers may elect to, but shall not be obligated to, cause QSP to Purchase amounts of WFC Products in excess of the Purchaser Minimum Tonnage Commitment in any period, and that such Purchases shall correspondingly reduce Seller’s Penalty Commitment.  For purposes of this Section, “Purchase” shall mean all purchases of WFC Products by or on behalf of the Companies and the Companies Subsidiaries in any particular calendar year that count toward the Minimum Tonnage Volume Commitment for such year, as determined in accordance with the terms of the WFC Agreement. For purposes of clarity, returns of purchased WFC Products and samples purchased at a discount during such calendar year are either deducted from, or not included in, the determination of whether Minimum Tonnage Volume Commitment has been met under the WFC Agreement, and accordingly shall not count toward the Purchaser Minimum Tonnage Commitment.  In the event that the Minimum Tonnage Volume Commitment is reduced in accordance with the WFC Agreement as a result of events that occur after the Closing, such reduction shall first reduce the calculation of the Purchaser Minimum Tonnage Commitment for the applicable year until fully satisfied and in the event of any excess, shall then reduce Seller’s Penalty Commitment.

(b)  QSP may not enter into any amendments to the WFC Agreement that increase in any manner the liability of the Seller hereunder without the prior written consent of the Seller, in its sole discretion.  In addition, QSP shall use commercially reasonable efforts to contest invoices as if the Purchasers were the parties responsible for payment of all such penalties or amounts, if in QSP’s good faith judgment the invoices are not accurate and/or at the Seller’s request if the Seller has a reasonable basis (and provides reasonable documentation to QSP in support of such position) for contesting such invoice.  In addition, within three months of receipt of a demand of QSP that Seller pay penalties or Related Losses to or on behalf of QSP pursuant to clause (a) above, the Seller shall have the right, at reasonable times and upon reasonable advance notice, to review the books and records of QSP solely related to the WFC Agreement and sales of WFC Products (including invoices, purchase orders and receiving documentation, sales returns and documentation related to representative transfers to WFC) in the period to which such penalties or Related Losses relate, to the extent reasonably necessary to verify all applicable purchase and tonnage calculations; provided that the Seller shall be limited to one such review per payment demand from the Purchaser.

(c)  In furtherance and not in limitation of clause (a) above, the Seller shall pay to WFC, on behalf of QSP, as and when due in accordance with the terms of the WFC Agreement, all payments required pursuant to Section 1.3 thereof (including the $3,000,000 payment due on February 16, 2009 pursuant thereto) and any and all other Losses incurred in respect of or otherwise attributable to periods ending on or prior to the Closing Date.

(d)  Upon making any payments on behalf of QSP in accordance with this Section 5.13, the Seller shall promptly provide written notice thereof to QSP.

(e)  The Seller shall use reasonable efforts to obtain the written consent of WFC with respect to the matters set forth on Section 5.13(e) of the Disclosure Schedule.

SECTION 5.14.  Overdrafts.  Prior to the Closing, the Seller shall deposit with the Companies and the Company Subsidiaries cash in an amount sufficient such that the Companies and the Company Subsidiaries, taken as a whole, have no overdraft liability or other negative cash balance as of the Closing Date.

SECTION 5.15.  Certain Consents.  The Seller shall use commercially reasonable best efforts to obtain written consents to the transactions contemplated by this Agreement under the agreements set forth in Section 5.15 of the Disclosure Schedule (the “Lease Agreements”).  In connection therewith, the Purchasers and their Affiliates shall fully cooperate with the Seller, including by providing information reasonably requested by the third parties to the Lease Agreements.  In the event the Seller is unable to obtain any such consent, the Seller shall have the option to arrange (with the applicable landlord or as permitted under the applicable Lease

Agreement) for the Companies and the Company Subsidiaries, as applicable, to remain in occupancy (on substantially the same terms provided in the applicable Lease Agreement) at such premises (at no additional cost to the Companies and the Company Subsidiaries other than as explicitly contemplated by the applicable Lease Agreement (e.g., regular rent increases)), as subtenant or otherwise.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01.  Continuation of Benefits.  (a)  The Purchasers agree that, for the six-month period beginning on the first day following the Closing Date (the “Benefits Continuation Period”), the Purchasers shall (or shall cause the Companies, the Company Subsidiaries or Affiliates of the Purchasers to) provide the Business Employees who are employed as of the Closing Date (the “Affected Employees”) with (i) the same level of base wages or base salary and (ii) incentive compensation, retirement and welfare plan benefits (including medical and life insurance benefits but excluding any equity-based plan) that are comparable, in the aggregate, to similarly situated employees of the Purchasers.  Notwithstanding the above, during the Benefits Continuation Period, the Purchasers shall provide the Affected Employees with severance benefits which are not less favorable than the current severance plan benefits provided under the Employee Plans as described in Section 6.01(a) of the Disclosure Schedule.  The Seller shall retain responsibility for and shall indemnify and hold harmless the Purchasers, the Companies, the Company Subsidiaries and Affiliates of the Purchasers for any severance benefits that become due as a result of a claim by an employee of the Seller or its Affiliates of termination or deemed termination (or constructive termination) of employment from the Seller and its Affiliates as a result of the consummation of the transactions contemplated by this Agreement or any transfer of employment among the Seller and its Affiliates in contemplation of such transactions.  Nothing in this Section 6.01 shall be construed in any way to increase or extend the obligations of the Purchasers, the Companies or the Company Subsidiaries under the terms of such Employee Plans or to restrict existing rights of the Companies or the Company Subsidiaries to terminate or modify such Employee Plans.  On and after the first day following the Closing Date, the Purchasers shall be responsible for providing continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable Law (“COBRA”), under a group health plan maintained by the Purchasers, to those Affected Employees and any other beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Companies, the Company Subsidiaries or otherwise) after the Closing Date and the Seller and its Affiliates shall retain responsibility for providing continuation coverage as required by COBRA for Company Employees who have a COBRA qualifying event on or prior to the Closing Date.

(b)  With respect to any benefit plans of the Purchasers or Affiliates of the Purchasers in which Affected Employees may be eligible to participate after the Closing Date, the Purchasers shall (or shall cause Affiliates of the Purchasers to):  (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees to the extent it would not have prevented coverage under the Employee Plans, (ii) provide each Affected Employee with credit for any co-payments and deductibles paid on or prior to the Closing Date during the year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements to the extent it would be recognized under the Employee Plans and (iii) recognize all service of the Affected Employees with the Seller, the Companies, the Company Subsidiaries or any Affiliate or predecessor thereof for purposes of eligibility to participate and vesting credit (and not for retiree medical subsidies or benefit accruals, except with respect to calculation of severance benefits), except to the extent such treatment would result in duplicative benefits.

(c)  On and after the first day following the Closing Date, the Purchasers shall assume from the Seller and shall be responsible for, and shall indemnify and hold harmless the Seller and its Affiliates against, the actual cost of all hospital, medical, disability, workers’ compensation, unemployment compensation and other welfare expenses and benefits for each Affected Employee with respect to claims incurred by Affected Employees or their covered dependents on and after the first day following the Closing Date, provided such expenses and benefits are not insured by a third party.  The Seller and its Affiliates shall retain responsibility for and continue to pay such expenses and benefits for each Company Employee with respect to, and shall indemnify and hold harmless the Purchasers, the Companies, the Company Subsidiaries and Affiliates of the Purchasers against, such claims incurred by such Company Employees or their covered dependents on or prior to the Closing Date.  For purposes of this Section 6.01(c), a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of disability or workers’ compensation benefits, the date that the event giving rise to the disability or injury occurs; and in the case of a hospital stay, when the employee or covered dependent first enters the hospital.  The Seller and the Purchasers agree to cooperate in good faith following the Closing with each other and, where applicable, with the third-party administrator of the Seller’s plans to ensure the fair and accurate administration of this Section 6.01(c).

SECTION 6.02.  Pension Plans; 401(k) Plan.  (a)  Effective as of the Closing Date, the Affected Employees shall be considered terminated participants under the defined contribution and defined benefit plans (both qualified and non-qualified) (collectively referred to as the “Retirement Plans”) of the Seller and its Affiliates in which they participate and shall cease to accrue benefits thereunder.  The Seller and its Affiliates shall cause the Affected Employees to be fully vested under the Retirement Plans as of the Closing.  The Seller and its Affiliates shall amend or shall effect such other modifications as may be appropriate to each such plan to provide that, effective as of the Closing Date, neither of the Companies nor any of the Company Subsidiaries shall be a contributing sponsor thereto.

(b)  With respect to the 401(k) Plan of the Seller (the “Seller’s 401(k) Plan”), as soon as administratively practicable following the Closing Date, the Seller shall advise the Affected Employees who participate in the Seller’s 401(k) Plan (the “401(k) Plan Participants”) of their right to elect to receive a distribution of, or to rollover, their individual account balances from the Seller’s 401(k) Plan.  The Seller shall cause the 401(k) Plan Participants to be fully vested in their individual account balances under the Seller’s 401(k) Plan as of the Closing.  To the extent permitted by

Law, the Seller and the Purchasers agree, as soon as practicable following the Closing Date, that such account balances (excluding outstanding loans) may be transferred by the 401(k) Plan Participants to a 401(k) plan maintained by the Purchasers (the “Purchasers’ 401(k) Plan”) in a direct rollover.  Notwithstanding the foregoing, the Seller shall in no event require distributions of the individual accounts of employees prior to the date upon which the Purchasers’ 401(k) Plan can accept such distributions.  As soon as practicable following the Closing Date, the Purchasers shall amend the Purchasers’ 401(k) Plan to the extent necessary to enable 401(k) Plan Participants to make rollover distributions to the Purchasers’ 401(k) Plan.

SECTION 6.03.  Annual Bonuses.  (a)  Section 6.03(a) of the Disclosure Schedule sets forth the total bonuses payable to Business Employees in respect of the 2008 fiscal year (collectively, the “2008 Bonuses”).  All amounts due in respect of the 2008 Bonuses shall be paid by the Seller prior to the Closing.

(b)  Section 6.03(b) of the Disclosure Schedule sets forth (i) the annual bonus and incentive compensation bonus arrangements covering Business Employees in respect of the 2009 fiscal year or any portion thereof (collectively, the “2009 Bonus Plans”) and (ii) the annual target bonus amounts for each Business Employee entitled to receive a bonus payment under such 2009 Bonus Plans.  Following the Closing Date, the Purchasers shall pay amounts with respect to the 2009 Bonus Plans that are unpaid as of the Closing Date at such times and to the extent that the Affected Employees would otherwise have become entitled to such amounts under the applicable 2009 Bonus Plans for the fiscal year ending June 30, 2009; provided that all amounts accrued under such 2009 Bonus Plans (with such accrual being no less than the target bonus amounts payable under the 2009 Bonus Plans multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of such 2009 Bonus Plan fiscal year and the denominator being 365) for the period commencing July 1, 2008 (or the beginning of the current 2009 Bonus Plan fiscal year, if applicable) through the Closing Date shall be reflected as a current liability for the purposes of calculating Net Working Capital.

SECTION 6.04.  General.  Notwithstanding the foregoing, nothing in this Article VI is intended to or shall (i) confer upon any Affected Employee any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period or (ii) constitute an amendment to any of the compensation and benefits plans maintained for or provided to any Affected Employee prior to or following the Closing.

SECTION 6.05.  Flex Plan.  Effective as of the Closing Date, the Seller shall transfer, or cause to be transferred, to the Purchasers an amount, in cash, representing the aggregate 2008 contributions of each Affected Employee then participating in the Seller’s Flexible Benefits Plan (the “Seller Flexible Benefits Plan”), net of reimbursements (but not less than zero).  The Purchasers shall cause such amounts to be credited to each such employee’s accounts under the Purchasers’ (or one of their Affiliate’s) corresponding flexible benefits plan (the “Purchaser Flexible Benefits Plan”) which shall be established and in effect for such employees as of the Closing Date, and all claims for reimbursement which have not been paid as of the date of the transfer to the Purchasers and credited under the Purchasers Flexible Benefits

Plan shall be paid pursuant to and under the terms of the Purchasers Flexible Benefits Plan.  In connection with such transfer, the Purchasers shall deem that such Affected Employees’ deferral elections made under the Seller Flexible Benefits Plan for the 2008 calendar year shall continue in effect under the Purchaser Flexible Benefits Plan for the remainder of the 2008 calendar year following the Closing Date.  The Purchasers and the Seller shall cooperate and provide each other with information reasonably necessary to effectuate the terms of this Section 6.05.

SECTION 6.06.  Inactive Employees.  With respect to any Business Employee that is on disability leave or otherwise not actively employed as of the Closing Date (an “Inactive Employee”) who is entitled to receive benefits from an Employee Plan other than a Company Sponsored Plan, the Seller shall cause its Employee Plans to continue to provide coverage to such Inactive Employee following the Closing Date pursuant to the terms of such Employee Plan until such time (if any) as the Inactive Employee returns to active status with the Purchasers.  The Purchasers agree to continue an Inactive Employee’s employment subject to the Purchasers’ employment policies and employee benefit plans and, in the event of an Inactive Employee’s return to active employment with the Companies or the Company Subsidiaries, such employee shall be treated as if he or she had been an Affected Employee on the Closing Date, except where there would be a duplication of benefits.

SECTION 6.07.  Transition Services.  Following the Closing Date, the Seller shall provide the Purchasers with certain transition services related to payroll and employee benefit plan administration with respect to the Affected Employees pursuant to terms to be provided under the Transition Services Agreement.

SECTION 6.08.  Retiree Medical Benefits.  From and after the Closing Date, the Seller shall cause its retiree medical plan to provide retiree medical coverage to any Affected Employee who, as of the Closing Date, is “retirement eligible” under the terms of such plan as in effect on the Closing Date; provided that the Seller agrees that up to 24 months of an Affected Employee’s post-Closing service with the Purchasers and their Affiliates shall be recognized under the Seller’s retiree medical plan for purposes of determining whether the Affected Employee has satisfied the age and service requirements for being deemed “retirement eligible” as of the Closing Date.

SECTION 6.09.  Canadian Employees.  None of the provisions of Article VI (including but not limited to Sections 6.02 and 6.05) apply to the Affected Employees employed in Canada to the extent that the context or applicable Law makes such provisions inapplicable; provided, however, that for the six-month period following the Closing Date, any Affected Employees employed in Canada shall be entitled to receive benefits that are substantially comparable, in the aggregate, to the benefits received by such Affected Employees immediately prior to the Closing.

ARTICLE VII

TAX MATTERS

SECTION 7.01.  Tax Indemnity.  (a)  The Seller shall indemnify and hold harmless the Purchasers and their Affiliates (including the Companies and the Company

Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and other representatives and their successors and assigns from:

(i) any and all liability for Taxes of the Companies or the Company Subsidiaries (or any predecessors) for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”) and with respect to any Straddle Period, for the portion thereof ending on the Closing Date;

(ii) any and all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of the Seller or any other Person (other than the Companies and the Company Subsidiaries) (x) that is or has ever been affiliated with either of the Companies or any of the Company Subsidiaries or with which either of the Companies or any of the Company Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date or (y) imposed on either Company or any of the Company Subsidiaries, as a transferee or successor, by Contract or pursuant to any Law, rule or regulation;

(iii) any loss, liability, claim, damage or expense attributable to any breach of (A) any representation or warranty contained in Section 3.19 (relating to Taxes), without regard to materiality qualifiers and taking into account any items listed in Section 3.19 of the Disclosure Schedule or (B) any covenant set forth in Section 5.01(p) without regard to materiality qualifiers;

(iv) all liability for Taxes arising (directly or indirectly) as a result of the sale of the Shares (except for Transfer Taxes for which the Purchasers are liable under Section 7.10 but including Transfer Taxes for which the Seller is liable under Section 7.10), the transfers described in Sections 5.08 and 8.02(g), or the other transactions contemplated hereby (including any Taxes arising as a result of the elimination of intercompany transactions described in Section 8.02(f) or the recognition by the Seller, the Companies or any of the Company Subsidiaries of any “deferred intercompany gain” or “excess loss account”);

(v) any payments with respect to Taxes required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation Contract or similar Contracts or arrangements (whether or not written) to which either Company or any of the Company Subsidiaries was obligated, bound by, or was a party, on or prior to the Closing Date;

(vi) any breach by the Seller or the failure by the Seller to fully and properly perform any of the covenants made by it or agreements entered into or contained in this Article VII;

(vii) all liability for Taxes resulting from the Section 338(h)(10) Election (defined below) (or any comparable elections under state or local Law) contemplated by Section 7.08; and

(viii) all liability for reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Purchasers or any of their Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.01;

provided, however, the Seller shall not be required to indemnify the Purchasers to the extent such Taxes are reflected as an accrued Tax liability on the Financial Statements and have been taken into account in determining the Purchase Price Adjustment pursuant to Section 2.07.

(b)  The Purchasers shall, jointly and severally, indemnify and hold harmless the Seller and its Affiliates, and each of their respective officers, directors, officers, employees, stockholders, agents and other representatives and their successors and assigns from:

(i) except to the extent otherwise provided for in Section 7.01(a), all Taxes imposed on either Company or any Company Subsidiary with respect to periods beginning after the Closing Date (“Post-Closing Tax Periods”) and, with respect to any Straddle Period, the portion of such Straddle Period deemed to begin on the day following the Closing Date (in the manner determined pursuant to Section 7.02);

(ii) any breach by the Purchasers or the failure by the Purchasers to fully and properly perform any of the covenants made by it or agreements entered into or contained in this Article VII;

(iii) all liability for reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Seller or any of its Affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any matters indemnified against in this Section 7.01; and

(iv) any Transfer Taxes for which the Purchasers are liable under 7.10.

(c)  Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 7.01 shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); provided that in respect of Canadian Taxes (federal, provincial, territory), such obligations shall terminate 90 days after the relevant Governmental Authority shall no longer be entitled to assess or reassess liability for Taxes against any Canadian QSP Company (the “Canadian Tax Period”).

(d)  Payment by the indemnifying party of the amount due under this Section 7.01 shall be made within the later of (i) 10 days following written notice by the indemnified party that payment of such amounts to the appropriate Governmental Authority is due and (ii) 10 days prior to the payment date for such amount.

SECTION 7.02.  Straddle Period.  (a)  In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) In the case of Taxes not described in subclause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined by means of a closing of the books as of the close of business on the Closing Date.

(b)  In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period beginning after the Closing Date shall be any Taxes of that Straddle Period not covered in Section 7.02(a).

SECTION 7.03.  Responsibility for Filing Tax Returns.  (a)  For any Pre-Closing Tax Period of the Companies or the Company Subsidiaries, the Seller shall prepare, or cause to be prepared (in a manner consistent with past practices, except to the extent required by applicable Law or as consented to by the other party, which consent will not be unreasonably withheld) all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns.  The Seller shall cause copies of such Tax Returns to be provided to the Purchasers no less than 30 days prior to filing and accept all reasonable comments of the Purchasers provided to the Seller within 20 days of receiving such Tax Returns from the Seller.  The Seller shall file, or cause to be filed, with the appropriate taxing authorities all such Tax Returns required to be filed on or before the Closing Date.  The Purchasers shall file, or cause to be filed, with the appropriate taxing authorities all such Tax Returns required to be filed after the Closing Date.

(b)  For any Straddle Period of either Company or any of the Company Subsidiaries, the Seller shall timely prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all such Tax Returns required to be filed on or before the Closing Date and shall pay all Taxes due with respect to such Tax Returns.  The Seller shall cause copies of such Tax Returns to be provided to the Purchasers no less than 30 days prior to filing, including a detailed computation of the amount owed by the Purchasers, and accept all reasonable comments of the Purchasers provided to the Seller within 20 days of receiving such Tax Returns from the Seller.  The Purchasers shall pay to the Seller all Taxes for which the Purchasers are liable pursuant to Section 7.01 but which are payable with respect to any Tax Return to be filed by the Seller pursuant to

Section 7.03(a) or this Section 7.03(b) promptly upon the written request of the Seller.

(c)  The Purchasers shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies or the Company Subsidiaries for Post-Closing Tax Periods and shall remit any Taxes due in respect of such Tax Returns.

(d)  For any Straddle Period of either Company or any of the Company Subsidiaries, the Purchasers shall timely prepare or cause to be prepared, and timely file or cause to be filed in a manner consistent with past practices (except to the extent required by applicable Law or as consented to by the other party, which consent will not be unreasonably withheld), all such Tax Returns required to be filed after the Closing Date and shall pay all Taxes due with respect to such Tax Returns.  The Purchasers shall cause copies of such Tax Returns to be provided to the Seller no less than 30 days prior to filing, including a detailed computation of the amount owed by the Seller, and accept all reasonable comments of the Seller provided to the Purchasers within 20 days of receiving such Tax Returns from the Purchasers.  The Seller shall pay to the applicable Purchaser all Taxes for which the Seller is liable pursuant to Section 7.01 but which are payable with respect to any Tax Return to be filed by the Purchasers pursuant to Section 7.03(c) or this Section 7.03(d) promptly upon the written request of the Purchasers.

(e)  For the avoidance of doubt, the requirement of any party to pay any Taxes under this Section 7.03 shall not limit that party’s rights under the indemnity in Section 7.01.

SECTION 7.04.  Tax Claims.  (a)  If a claim shall be made by any Governmental Authority or any third party that, if successful, might result in an indemnity payment to an indemnified party pursuant to Section 7.01, then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b)  With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Seller shall, solely at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Seller must first consult in good faith with the Purchasers before taking any action with respect to the conduct of such Tax Claim.  Notwithstanding the foregoing, the Seller shall not settle such Tax Claim without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld, unless such settlement would not materially increase the Tax liability of the Purchasers under Section 7.01(b).  The Purchasers and counsel of their own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, provided that the Purchasers reasonably determine that such Tax Claim could materially increase the Tax liability of the Purchasers under Section 7.01(b).

(c)  The Seller and the Purchasers shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of either Company or any of the Company Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses.  Neither the Seller nor the Purchasers shall settle any such Tax Claim without the prior written consent of the other (which consent will not be unreasonably withheld or denied).

(d)  The Purchasers shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date.  The Seller shall have no right to participate in the conduct of any such proceeding.  Notwithstanding the foregoing, to the extent that the Tax Claim could give rise to a liability of the Seller under Section 7.01(a), (i) the Purchasers must first consult in good faith in writing with the Seller before taking any action with respect to the conduct of such Tax Claim, and (ii) the Purchasers shall not settle such Tax Claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

SECTION 7.05.  Cooperation.  The Seller, each of the Companies, the Company Subsidiaries and the Purchasers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

SECTION 7.06.  Refunds.  The amount of any refunds, credits or offsets of Taxes of either of the Companies or any of the Company Subsidiaries for any Pre-Closing Tax Period shall be for the account of the Seller except to the extent that such refunds, credits or offsets of Taxes are reflected as a Tax receivable on the Financial Statements and have been taken into account in determining the Purchase Price Adjustment pursuant to Section 2.07, in which case such refunds, credits or offsets of Taxes shall be for the account of the Purchasers.  Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of the Purchasers to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period or the portion of a Straddle Period beginning after the Closing Date of items of loss, deduction or credit, or other Tax items, of either of the Companies or any of the Company Subsidiaries (or any of their respective Affiliates, including the Purchasers); provided, however, the Purchasers may not file an amended Tax Return or claim for refund of Taxes for any Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date (except as required by Law) without the written consent of the Seller (which consent shall not be unreasonably withheld).  The amount of any refunds, credits or offsets of Taxes of either of the Companies or any of the Company Subsidiaries for any Post-Closing Tax Period shall be for the account of the Purchasers.  The amount of any refunds, credits or offsets of Taxes of either of the Companies or any of the Company Subsidiaries for any Straddle Period shall be equitably apportioned between the Seller and the Purchasers in accordance with the principles of Section 7.02 except to the extent such refunds, credits or offsets of Taxes are reflected as a Tax receivable on the Financial Statements and have been taken into account in determining the Purchase Price Adjustment pursuant to Section 2.07, in which case such refunds, credits or offsets of Taxes shall be for the account of the Purchasers.  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount of a refund, credit or offset to Tax the amount of such refund, credit or offset to Tax, within 10 days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

SECTION 7.07.  Elections, Amended Returns, etc..  Except as required by applicable Law or as consented to by the Seller (which consent shall not be unreasonably withheld), none of the Purchasers, either Company, any Company Subsidiary or any Affiliate of the Purchasers shall, to the extent the effect would be to increase the indemnification obligations of the Seller or increase the amount recoverable by the Purchasers with respect to Taxes before the Closing, file any amended Tax Return or carryback claim or propose or agree to any adjustment of any item with the IRS or any other taxing authority with respect to any taxable period ending on or before the Closing Date.

SECTION 7.08.  Section 338(h)(10) Election.  (a)  At the discretion of the US Purchaser, the Seller shall join the US Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of QSP or any of the Company Subsidiaries eligible for such election (the “Section 338 Companies”), and the US Purchaser and the Seller shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision.  The Seller and the US Purchaser shall determine the fair market value of the assets of the Section 338 Companies, as applicable, and the allocation of Purchase Price (as required pursuant to section 338(h)(10) of the Code and regulations promulgated thereunder), together with applicable liabilities, among such assets in accordance with the principles set forth in the Code.  Each party agrees to cooperate with the other in the preparation of IRS Forms 8023 and 8883 and to furnish the other party with copies of such forms prepared in draft form within a reasonable period before their filing due date.  Neither the Seller nor the US Purchaser shall take any position on any Tax Return or with any taxing authority that is inconsistent with such allocation.  Except as otherwise specifically provided in this Section 7.08, the US Purchaser shall be responsible for the preparation and timely filing of all forms necessary to effectuate the Section 338(h)(10) Election as prescribed by Treasury Regulation §1.338(h)(10)-1 (as in effect and as it may hereafter be amended) or the corresponding provisions of state or local income or franchise Tax Law.

(b)  If the US Purchaser decides to make a Section 338(h)(10) Election, as promptly as possible following the Closing, the Seller shall deliver to the US Purchaser a completed IRS Form 8883, allocating adjusted grossed-up basis (as defined in Treasury Regulation Section 1.338-5) among the assets of the Section 338 Companies which shall be consistent with the principles set forth in the Code.  Said Form 8883 shall be prepared by the Seller in accordance with the provisions of Section 338 of the Code and the Treasury Regulations thereunder.  The US Purchaser shall have the right to review the Form 8883 delivered pursuant to this subsection. If within 30 days after receipt of such Form 8883 the US Purchaser notifies the Sellers in writing that it disagrees with the allocation of one or more items contained on such Form 8883, the US Purchaser and the Seller shall negotiate in good faith to resolve such dispute. If the US Purchaser and the Seller fail to resolve such dispute within 30 days, the dispute shall be resolved by the Independent Accounting Firm.  The decision of the Independent Accounting Firm as to any disputed items shall be binding on the US Purchaser and the Seller.  If the US Purchaser does not respond within 30 days of receipt of the Form 8883 from the Seller, or upon resolution of any disputed items, the allocation reflected on the Form 8883 shall be binding on the parties hereto. The US Purchaser and the Seller agree that they shall file (and shall cause the Section 338 Companies to file with respect to its income Tax Returns for its Tax Period ending on the Closing Date) all federal, state, local and foreign Tax Returns consistent with the effectiveness of the Section 338(h)(10) Election and with said Form 8883, and they further agree that they shall not, unless otherwise required by applicable Law or as consented to in writing by the other party (which consent shall not be unreasonably withheld), take (and the US Purchaser shall not permit the Companies to take) any action that would be inconsistent with or would prejudice the Section 338(h)(10) Election.

(c)  The Purchasers shall be permitted to make any election under Section 338(g) of the Code or any comparable provision under applicable law.

(d)  As the Section 338(h)(10) Election results in a deemed complete liquidation of QSP under Section 332 of the Code, if the US Purchaser decides to make a Section 338(h)(10) Election, this Agreement shall serve as a “plan of liquidation”.

SECTION 7.09.  Purchase Price Adjustment.  The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or as consented to by the Seller (which consent shall not be unreasonably withheld).

SECTION 7.10.  Transfer Taxes.  All sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes (in no event including Taxes computed on the basis of income) and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, other than any Taxes arising from the Pre-Closing Transfers (which are solely the responsibility of the Seller) (“Transfer Taxes”), shall be borne equally by the Seller and by the Purchasers.  The Purchasers and the Seller shall cooperate in preparing and timely filing all Tax Returns required to be filed in respect of Transfer Taxes (including all notices required to be given with respect to bulk sales Taxes).  Notwithstanding anything herein to the contrary, any Tax Returns that must be filed in connection with Transfer

Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns.

SECTION 7.11.  Tax Sharing Agreements.  The Seller shall cause all Tax allocation Contracts, Tax indemnities or Tax sharing Contracts with respect to either of the Companies or any of the Company Subsidiaries to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to either of the Companies or any of the Company Subsidiaries on and after the Closing Date and that there shall be no further liabilities or obligations imposed on either of the Companies or any of the Company Subsidiaries under any such agreements.

SECTION 7.12.  Exclusivity.  Notwithstanding any other provision of this Agreement, any matter related to Taxes shall be governed solely by this Article VII.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)  Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all respects (determined without regard to any qualifications or limitations therein as to materiality or material adverse effect) on the date hereof and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier dates), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchasers’ ability to consummate the transactions contemplated by this Agreement, and (ii) the covenants, obligations and agreements contained in this Agreement to be complied with by the Purchasers on or before the Closing shall have been complied with in all material respects;

(b)  Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated and all consents, approvals or authorizations of Governmental Authorities necessary for the consummation of the transactions contemplated hereby shall have been obtained;

(c)  No Orders; Litigation.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions and no Action shall be pending by or before any Governmental Authority seeking to restrain, prohibit or enjoin the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and

(d)  Closing Deliveries.  The Seller shall have received all deliveries, instruments and documents to be delivered at or prior to the Closing by the Purchasers pursuant to Section 2.06.

SECTION 8.02.  Conditions to Obligations of the Purchasers.  The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)  Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller set forth (A) in Section 3.03 and the third, fourth and fifth sentences of Section 3.04 of this Agreement shall be true and correct in all respects on the date hereof and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier dates) and (B) in this Agreement (other than those representations and warranties described in clause (i)(A) of this Section 8.02(a)) shall be true and correct in all respects (determined without regard to any qualifications or limitations therein as to materiality or Material Adverse Effect) on the date hereof and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier dates), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the covenants, obligations and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects; except that the Seller shall have complied in all respects with its obligations under Sections 2.04 and 2.05 hereof;

(b)  Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated and all consents, approvals or authorizations of Governmental Authorities necessary for the consummation of the transactions contemplated hereby shall have been obtained;

(c)  No Orders; Litigation.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions and no Action shall be pending by or before any Governmental Authority seeking to restrain, prohibit or enjoin the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d)  Third Party Consents.  All consents to the transactions contemplated hereby set forth in Section 8.02(d) of the Disclosure Schedule shall have been obtained and all conditions relating to such consents shall have been satisfied;

(e)  No Material Adverse Effect.  Since June 30, 2008, there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Companies, the Company Subsidiaries or the Business;

(f)  Intercompany Transactions.  (x) All outstanding Indebtedness, accounts and other amounts owed between either of the Companies or any of the Company Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries), on the other hand, shall have been repaid or settled and the Seller shall have delivered to the Purchasers evidence thereof in form and substance reasonably satisfactory to the Purchasers and (y) except as set forth in Section 8.02(f) of the Disclosure Schedule, all Affiliate Arrangements shall have been terminated and the Seller shall have delivered to the Purchasers evidence thereof in form and substance reasonably satisfactory to the Purchasers, in each case without any further obligations on behalf of any party;

(g)  Pre-Closing Transfers.  The Pre-Closing Transfers contemplated by Section 5.08 shall have occurred in accordance with the terms thereof;

(h)  Repayment of Indebtedness.  All outstanding Indebtedness of the Companies and the Company Subsidiaries and any prepayment penalties payable in connection with the repayment of Indebtedness shall have been paid by the Companies or the Company Subsidiaries prior to Closing; all notes, loan contracts and other Contracts relating to Indebtedness of the Companies or the Company Subsidiaries, whether or not any Indebtedness is outstanding thereunder, shall have been terminated and released; all Encumbrances and security interests related thereto or to any Indebtedness of the Seller or its other Affiliates, and to which the shares of capital stock or the Assets are subject, shall have been terminated and released and the Seller shall have delivered to the Purchasers evidence of the foregoing in form and substance reasonably satisfactory to the Purchasers, it being understood that the filing of UCC Financing Statements on Form UCC-3 (or equivalent) recording the release of Encumbrances may be filed promptly after the Closing;

(i)  Guarantees.  The Guarantees set forth in Section 8.02(i) of the Disclosure Schedule shall have been terminated and released and the Seller shall have delivered to the Purchasers evidence thereof in form and substance reasonably satisfactory to the Purchasers, it being understood that the filing of UCC Financing Statements on Form UCC-3 (or equivalent) recording the release of any Encumbrances thereunder, if applicable, may be filed promptly after the Closing;

(j)  Closing Deliveries.  The Purchasers shall have received all deliveries, instruments and documents to be delivered at or prior to the Closing by the Seller pursuant to Sections 2.04 and 2.05; and

(k)  Employment Agreements. The Purchasers shall have received executed employment agreements in form reasonably satisfactory to the Purchasers from the individuals listed in Section 8.02(k) of the Disclosure Schedule.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.  Survival of Representations and Warranties and Covenants.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date, other than the representations and warranties set forth in (a) Section 3.07(a), which shall survive until June 30, 2010, and (b) Sections 3.01, 3.02, 3.03, 3.19, 3.32, 3.34, 3.35, 4.01 and 4.05, which shall survive until 90 days after the term of the applicable statute of limitations or the Canadian Tax Period, as applicable; provided, however, that any claim made by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved.  The covenants and agreements contained in Sections 5.01, 5.02(a), 5.04, 5.05 and 5.09 shall survive the Closing until June 30, 2010, and all other covenants and agreements contained in this Agreement shall survive the Closing until 90 days after the term of the applicable statute of limitations or the Canadian Tax Period, as applicable; provided that claims as to willful breach of any covenants or agreements shall not be limited by expiration of the applicable survival period.

SECTION 9.02.  Indemnification by the Seller.  The Purchasers, their Affiliates, the Companies, the Company Subsidiaries and their respective officers, members, partners, directors, employees, agents and representatives and their respective successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller (and its respective successors and assigns) for and against all Losses arising out of or resulting from: (i) any breach as of the date of this Agreement or the Closing Date of any representations and warranties made by the Seller in this Agreement or in any certificate delivered by the Seller at the Closing in accordance herewith (other than any breach of any representations or warranties set forth in Section 3.19, which shall be governed by Article VII), in each case, without regard to materiality qualifiers (including Material Adverse Effect); (ii) any failure by the Seller to perform any of its covenants or agreements contained in this Agreement; (iii) any Indebtedness of the Companies and the Company Subsidiaries outstanding immediately after the Closing; (iv) the amount of all Seller Transaction Expenses which have not been paid prior to Closing and which the Companies and the Company Subsidiaries are required to pay following the Closing; (v) the Retained Litigation; (vi) amounts for which the Seller is liable pursuant to Section 5.13; (vii) Losses arising out of the Pre-Closing Transfers and liabilities to be transferred from the Companies and the Company Subsidiaries in accordance with Section 5.08; (viii) Losses arising from the failure of the Seller to obtain any consents contemplated by Section 5.15; (ix) Losses of the Companies and the Company Subsidiaries in respect of amounts of the 2008 Bonuses that are unpaid as of the Closing; and (x) any overdraft liabilities or negative cash balances as of the

Closing Date; provided, however, that, in each case, the Seller shall not be required to indemnify any Purchaser Indemnified Party to the extent any such Loss has been taken into account in determining the Purchase Price Adjustment pursuant to Section 2.07.

SECTION 9.03.  Indemnification by the Purchasers.  The Seller and their Affiliates, and their respective officers, members, partners, directors, employees, agents and representatives and their successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchasers, jointly and severally, for and against any and all Losses arising out of or resulting from:  (i) the breach as of the date of this Agreement or the Closing Date of any representations and warranties made by the Purchasers in this Agreement or in any certificate delivered by the Purchasers at the Closing in accordance herewith, in each case, without regard to materiality qualifiers (including material adverse effect) or (ii) any failure by the Purchasers to perform any of their covenants or agreements contained in this Agreement.

SECTION 9.04.  Limitations on Indemnification.  (a)  Notwithstanding anything to the contrary contained in this Agreement:  (i) except as set forth in Section 9.04(b) below, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(i) or Section 9.03(i), as applicable, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party exceeds, after giving effect to payments credited pursuant to Section 9.04(b), if any, $500,000 (the “Deductible”), after which the Indemnifying Party shall be liable for all Losses only to the extent of such excess; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02(i) or Section 9.03(i) shall be an amount equal to $30,000,000; and (iii) no Indemnifying Party shall be liable under Section 9.02(i) and Section 9.03(i) for any breach, or any breaches arising out of the same or a series of related facts, circumstances, events or conditions which results in Losses which are less than $30,000; provided, however, that (A) the limitations set forth in clause (i) of this Section 9.04(a) shall not apply with respect to Losses resulting from a breach of the representations and warranties contained in Sections 3.01 (Organization of Seller), 3.02 (Organization of Companies), 3.03 (Capitalization), the third, fourth and fifth sentences of 3.04 (Company Subsidiaries), 3.19 (Taxes), 3.32 (Brokers), 3.34 (Competition Act (Canada)), 3.35 (Activities of QSP Canada), 4.01 (Organization of Purchasers), 4.05 (Brokers) and 4.06 (Investment Intention) (such representations and warranties, the “Excluded Representations”), (B) the limitations set forth in clause (ii) of this Section 9.04(a) shall not apply with respect to Losses resulting from a breach of the Excluded Representations other than Section 3.34 (Competition Act (Canada) and Section 3.35 (Activities of QSP Canada)), but no party shall be entitled to recover such Losses in an aggregate amount in excess of the Purchase Price, and (C) the limitations set forth in clause (iii) of this Section 9.04(a) shall not apply with respect to Losses resulting from a breach of the Excluded Representations; and (iv) no Indemnifying Party shall be liable under Section 9.02 or 9.03 for any Losses in the nature of punitive, special, consequential or incidental damages, except to the extent such damages are recovered by a third party against an Indemnified Party.

(b)  Notwithstanding Section 9.04(a)(i) above, following such time as indemnifiable Losses first exceed the Deductible (and before any payments are Credited to the Deductible as provided below) (such time, the “Tip Date”), all Losses resulting from a breach of the representations and warranties contained in

Section 3.07(a) (Financial Information) (such Losses, “Financial Statement Losses”), whether arising before or after the Tip Date, and including all Financial Statement Losses theretofore Applied Against the Deductible, shall be payable from the first dollar of such losses (subject to clauses (ii), (iii) and (iv) of Section 9.04(a)). At such time as an Indemnifying Party has paid to an Indemnified Party or Parties any Financial Statement Losses that were Applied Against the Deductible as of the Tip Date, such payments shall be Credited to the Deductible on a dollar-for-dollar basis to the extent (and solely to the extent) that the Financial Statement Losses in respect of which such payments were made had previously been Applied Against the Deductible. From and after the Tip Date and the payment and credit, if any, of the amounts described in the immediately preceding sentence, no Financial Statement Losses shall be Applied Against the Deductible and no payments in respect thereof shall be Credited to the Deductible. For purposes of this Section 9.04(b), (A) Losses that are “Applied Against the Deductible” count toward satisfaction of the Deductible, and (B) amounts that are “Credited to the Deductible” decrease the amount of the Losses previously Applied Against the Deductible for purposes of determining the unsatisfied amount of the Deductible.

SECTION 9.05.  Notice of Loss; Third Party Claims.  (a)  In order to make a claim for indemnification hereunder, an Indemnified Party shall give the Indemnifying Party notice of the matter which an Indemnified Party has determined gives rise to a right of indemnification under this Agreement, which notice shall describe the claim in reasonable detail.  The Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.02 or 9.03, as applicable.  If the Indemnifying Party does not dispute its liability, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under such section and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Loss (or any portion thereof) is estimated, on such later date when the amount of such Loss (or portion thereof) becomes finally determined.

(b)  If an Indemnified Party shall receive notice of any Action (a “Third Party Claim”) commenced against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party shall have actually been prejudiced as a result of such failure.  The Indemnifying Party (i) shall be entitled to assume the defense of such Third Party Claim at its expense and through counsel of its choice (reasonably acceptable to the Indemnified Party) if (x) it provides an irrevocable notice of its intention to do so and acknowledges in writing its obligation to indemnify the Indemnified Party hereunder for all Losses (including Losses incurred prior to the exercise of its rights under this Section 9.05(b) that may result from such Third Party Claim) within 60 days of the receipt of notice from the Indemnified Party (but in any event prior to the commencement of trial), (y) in the case of a Third Party Claim against a Purchaser Indemnified Party, the settlement of, or an adverse judgment with respect to, the

Third Party Claim could not reasonably be expected to have a material and adverse effect on the Business or the Companies or the Company Subsidiaries and (z) no equitable remedy is sought as a primary remedy under such Third Party Claim.  The Indemnifying Party shall assume the defense of all Third Party Claims with respect to the Retained Litigation, at its expense and with counsel of its choice.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim other than the Retained Litigation, the Indemnified Party may participate in such defense and employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense (except that if the named parties to such action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that representation of both parties by the same counsel, or conduct by the Indemnifying Party of the defense of the Indemnified Party, would be inappropriate due to a conflict of interests between the Indemnifying Party and the Indemnified Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, to separate counsel of its own choosing).  In no event shall any Indemnified Party be entitled to separate counsel in connection with, or to participate in, any Retained Litigation.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding other than a Retained Litigation, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld) or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  No Indemnified Party shall pay or permit to be paid any part of a Third Party Claim relating to Retained Litigation without the consent of the Indemnifying Party, unless the failure to do so would be in violation of any applicable Law or Governmental Order.  The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned if the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties, contains a full and complete release in favor of all Indemnified Parties and no admission of wrongdoing on their part and, in the case of a Third Party Claim against a Purchaser Indemnified Party, could not reasonably be expected to have a material and adverse effect on the Business or the Companies or the Company Subsidiaries.  If the Indemnifying Party refuses or fails to assume the defense of any such claims or proceeding pursuant to this Section 9.05, the Indemnifying Party may nevertheless participate in such defense and employ counsel at its own expense, separate from the counsel employed by the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying

Party (at the Indemnifying Party’s expense) all witnesses, pertinent records, materials and information in the Indemnified Parties’ possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  However, the Indemnified Party shall control the defense and shall have the right to contest, settle or otherwise dispose of such Third Party Claim in the exercise of its reasonable discretion; provided, however, that following such time as the Indemnifying Party irrevocably acknowledges in writing its obligation to indemnify the Indemnified Party hereunder for all Losses (including Losses incurred prior to the delivery of such acknowledgment) that may result from such Third Party Claim, the Indemnified Party shall not have the right to settle or otherwise dispose of (other than through the applicable court or administrative proceedings) such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (other than any Retained Litigation) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party as a primary remedy.  If the Indemnifying Party makes any payment on any indemnification claim under this Article IX, including any Retained Litigation or other Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any claims or rights of the Indemnified Party (other than any claims or rights with respect to insurance or insurance benefits) with respect to such claim.

SECTION 9.06.  Remedies.  The Purchasers and the Seller acknowledge and agree that following the Closing, other than with respect to fraud, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party or its Affiliates, as applicable, to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their respective terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity.  The parties agree that the allocation of the Purchase Price in accordance with Section 2.02(b) shall not be construed as indicative or determinative, or be raised as evidence, for any breach or Loss subject to indemnification under Article IX or otherwise, the satisfaction of any closing condition under Article VIII, damages or remedies for the breach of the obligations under any covenant, including Section 5.10, or for any other purpose hereunder other than Section 2.02(b).

SECTION 9.07.  Tax Matters.  Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.

SECTION 9.08.  General.  The indemnification provisions of this Article IX (a) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (b) are intended to be comprehensive and not to be limited by any requirements of Law concerning prominence of language or waiver of any legal right under any

Law (including rights under any workers’ compensation statute or similar statute conferring immunity from suit).

SECTION 9.09.  Calculation of Losses.  Any qualification as to materiality and/or Material Adverse Effect contained in the representations and warranties set forth herein shall be disregarded for purposes of calculating the amount of Losses under this Agreement.  The amount of any Losses for which indemnification is provided under Article VII and this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies of the Seller or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery, and it being understood that such Indemnified Party shall not have any obligation to seek any such recoveries).

SECTION 9.10.  Successors and Assigns.  If the Seller, either Purchaser or any of such party’s respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such party shall assume the obligations set forth in this Article IX.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)  by either the Seller or the Purchasers if the Closing shall not have occurred by September 30, 2008; provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)  by either the Purchasers or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)  by the Seller if the Purchasers shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Seller to the Purchasers specifying such breach;

(d)  by the Purchasers if (i) the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchasers to the Seller specifying such breach, or (ii) there occurred an event, change, occurrence or circumstance that, individually or in the aggregate with any such other events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect; and

(e)  by the mutual written consent of the Seller and the Purchasers.

SECTION 10.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Article XI and (b) that nothing herein shall relieve either party from liability for any willful or intentional breach of this Agreement occurring prior to such termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.  Expenses.  The Purchasers shall bear their expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (other than filing fees incurred in connection with filings and submissions made pursuant to the HSR Act, which shall be borne equally by the Purchasers and the Seller), including all fees and expenses of the Purchasers’ agents, representatives, financial advisors, counsel and accountants.  The Seller shall bear the expenses incurred by the Seller, the Companies and the Company Subsidiaries in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby through the Closing, including all fees and expenses of the respective agents, representatives, financial advisors, counsel and accountants of the Seller, the Companies and the Company Subsidiaries (the “Seller Transaction Expenses”).

SECTION 11.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made in person, by overnight courier service, by facsimile (with confirmation notice delivered by another method of delivery hereunder) or by certified mail and shall be deemed to have been duly given or made on delivery if given in person, one day after deposit with an internationally recognized overnight courier service, on delivery and confirmation as aforesaid by facsimile or by three Business Days after deposited in the mails for registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)   if to the Seller:

The Reader’s Digest Association, Inc.
1 Reader’s Digest Road
Pleasantville, NY 10570
Telecopy:  914-224-5644
Attention:  Senior Vice President and General Counsel

with a copy to:

Hogan & Hartson LLP
875 Third Avenue
New York, NY 10022
Telecopy:  212-918-3000
Attention:  Deborah R. Wolfe, Esq.

(b)  if to the Purchasers:

TI Circulation Holdings LLC
1271 Avenue of the Americas
New York, NY 10020-1393
Telecopy:  212-467-2923
Attention:  President

and

1417557 Alberta ULC
1271 Avenue of the Americas
New York, NY 10020-1393
Telecopy:  212-467-0660
Attention:  President

with a copy to:

Time Inc.
1271 Avenue of the Americas
New York, NY 10020-1393
Telecopy:  212-467-0905
Attention:  General Counsel

and

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Telecopy:  212-474-3700
Attention:  Eric Schiele, Esq.

SECTION 11.03.  Public Announcements.  Promptly following the execution of this Agreement, the parties agree to issue a joint press release in respect of this Agreement and the transactions contemplated hereby, the substance of which shall be reasonably satisfactory to such parties.  Each party shall keep this Agreement strictly confidential and neither party shall make, or cause to be made, any disclosure, press release or public announcement of any kind in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media in respect of this Agreement without the prior written consent of the other party, except (i) to the extent such disclosure, press release, public announcement or communication is required by order of a court of competent jurisdiction, subpoena, applicable Law or any applicable stock exchange rule or regulation, provided that such required party shall, if reasonably practicable, before responding to such requirement, provide the other party with a prompt written notice thereof so that the other party may seek a protective order and/or other appropriate remedy or waive compliance with the confidentiality obligations set forth in this Agreement, (ii) in the case of the Purchasers, disclosures in accordance with the customary practices of the Purchasers and their Affiliates with respect to public company disclosure filings, in which case the Purchasers shall, to the extent practicable, allow the Seller reasonable time to comment on such release or announcement in advance of such issuance, (iii) in the case of the Seller, disclosures in accordance with the customary practices of the Seller and its Affiliates with respect to public company disclosure filings, in which case the Seller shall, to the extent practicable, allow the Purchasers reasonable time to comment on such release or announcement in advance of such issuance, and (iv) the parties to this Agreement shall cooperate as to the timing and contents of any disclosure, press release, public announcement or communication not contemplated by clause (i), (ii) or (iii) above.

SECTION 11.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05.  Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchasers with respect to the subject matter hereof and thereof.

SECTION 11.06.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller or the Purchasers (which consent may be granted or withheld in the sole discretion of the Seller or the Purchasers), as the case may be; provided, however, that the Purchasers shall have the right to assign any of their rights (but none of their obligations) hereunder to one or more of their Affiliates without the consent of the Seller.  Any attempted assignment in violation of this Section 11.06 shall be null and void.

SECTION 11.07.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchasers or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08.  Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (excluding the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 11.11.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

SECTION 11.12.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.13.  Guarantee of Time.  Time Inc. (the “Guarantor”) hereby guarantees the due and punctual performance and payment (and not merely collection) in full of all obligations and liabilities of the Purchasers under this Agreement and the Ancillary Agreements, as and when due and payable or required to be performed pursuant to any provision of this Agreement and the Ancillary Agreements.  To the fullest extent permitted by applicable Law, the Guarantor waives presentment to, demand of payment from and protest to any other Person of any of the guaranteed obligations and liabilities, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  Without limiting in any way the foregoing guarantee, the Guarantor covenants and agrees to take all actions to enable the Purchasers to adhere to each provision of this Agreement and the Ancillary Agreements.  Notwithstanding any of the foregoing, nothing herein shall be deemed to waive or limit the Guarantor’s ability to assert any claims, defenses or other rights that the Purchasers may have under this Agreement, other than any claims, defenses or other rights that the Purchasers may possess relating to (i) lack of validity or enforceability of this Agreement against either Purchaser arising from such Purchaser’s defective incorporation or lack of qualification to do business in any applicable jurisdiction, (ii) either Purchaser’s lack of corporate authority to enter into or perform this Agreement or the due execution and delivery hereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership or other reorganization of either Purchaser.  If the Guarantor (A) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Guarantor shall assume the obligations set forth in this Section 11.13.  Except as otherwise set forth herein, the rights, duties and obligations of the Guarantor may not be assigned, transferred, conveyed or delegated in whole or in part without the consent of the Seller, which consent may be withheld or conditioned in the Seller’s sole discretion.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Seller and the Purchasers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Harris Williams
	Name:	Harris Williams
	Title:	Chief Financial Officer

TI CIRCULATION HOLDINGS LLC

By:	/s/ Maurice F. Edelson
	Name:	Maurice F. Edelson
	Title:	Vice President

1417557 ALBERTA ULC

By:	/s/ Maurice F. Edelson
	Name:	Maurice F. Edelson
	Title:	Vice President

For purposes of Section 11.13 of this Agreement only:

TIME INC.

By:	/s/ Maurice F. Edelson
	Name:	Maurice F. Edelson
	Title:	SVP, Corporate Development